EXHIBIT 10.63

Red Earth Area, Alberta

AGREEMENT OF PURCHASE AND SALE

DATED as of June 25, 2007

AMONG

Peace Oil Corp.

AND

North Peace Energy Corp.

AND

Surge Global Energy, Inc.

TABLE OF CONTENTS

Page

1.	DEFINITIONS	1
2.	INTERPRETATION	8
3.	PURCHASE AND SALE	9
4.	ALLOCATION OF PURCHASE PRICE	9
5.	PAYMENT OF PURCHASE PRICE	9
6.	CLOSING	10
7.	THE PURCHASER'S REVIEW AND TITLE DEFECTS	10
8.	CONVEYANCES AND DELIVERIES	10
9.	ADJUSTMENTS	11
10.	THE VENDOR'S REPRESENTATIONS AND WARRANTIES	12
11.	LIMITATIONS ON VENDOR'S REPRESENTATIONS AND WARRANTIES	16
12.	THE PURCHASER'S REPRESENTATIONS AND WARRANTIES	17
13.	MAINTENANCE OF BUSINESS	20
14.	CONDITIONS TO THE CLOSING	21
15.	CONSENTS AND PREFERENTIAL RIGHTS	24
16.	TERMINATION	24
17.	CONFIDENTIALITY	26
18.	INFORMATION AND MATERIALS	26
19.	LIABILITIES AND INDEMNITIES	26
20.	COVENANTS OF THE VENDOR AND THE PURCHASER	27
21.	VENDOR ACKNOWLEDGEMENT	29
22.	SUBROGATION	29
23.	WAIVER	29
24.	FURTHER ASSURANCES	29
25.	ASSIGNMENT	29
26.	NOTICE	29
27.	GOVERNING LAW	30
28.	ENTIRE AGREEMENT	30
29.	ENUREMENT	31
30.	SEVERABILITY	31
31.	TIME	31
32.	PROMISSORY NOTES	31
33.	GUARANTEE OF OBLIGATIONS	31
Schedule "A" Petroleum and Natural Gas Rights
Schedule "B" Wells
Schedule "C" Tangibles
Schedule "D" AFE's
Schedule "E" Take or Pay, Production Sales and Transportation Contracts
Schedule "F" Conveyance
Schedule "G" Vendor's Disclosure Schedule
Schedule "H" Officer's Certificates
Schedule "I" Certified Copy of Vendor's Shareholders' Special Resolution Approving Sale
Schedule "J" Promissory Note No. 1 Form
Schedule "K" Promissory Note No. 2 Form
Schedule "L" Promissory Note No. 3 Form
Schedule "M" General Security Agreement Form

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT is made the 25th day of June, 2007

AMONG:

PEACE OIL CORP., a corporation having an office in Calgary, Alberta (hereinafter called the "Vendor")

AND

NORTH PEACE ENERGY CORP., a corporation having an office in Calgary, Alberta (hereinafter called the "Purchaser")

AND

SURGE GLOBAL ENERGY, INC., a corporation having an office in San Diego, California (hereinafter called the "Guarantor")

WHEREAS the Purchaser wishes to acquire from the Vendor and the Vendor wishes to sell to the Purchaser, the Assets on the terms and conditions set forth herein.

AND WHEREAS the Guarantor has agreed to guarantee the obligations of the Vendor hereunder on the terms and conditions contained herein.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Purchaser and the Vendor, the Parties covenant and agree with each other as follows:

1.	DEFINITIONS

In this Agreement (including the recitals hereto, this Clause and each schedule) the words and phrases set forth below shall have the meanings ascribed thereto below, namely:

(a)	"ABCA" means the Business Corporations Act (Alberta) and the regulations promulgated thereunder, as from time to time amended;

(b)	"Adjusted Purchase Price" has the meaning ascribed thereto in Subclause 4(b);

(c)	"Adjustment Date" means the Closing Date;

(d)	"AEUB" means the Alberta Energy and Utilities Board;

(e)
"Applicable Laws" means all statutes, laws, rules, orders, directives and regulations in effect from time to time and made by governments or governmental agencies having jurisdiction over the Assets or the Parties;

(f)	"Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

(g)	"Burdens" means all royalty burdens, including lessor's royalties, liens, penalties, reduction of interests, adverse claims and encumbrances;

(h)	"Business Day" means any day exclusive of Saturdays, Sundays or statutory holidays observed by the post office in Calgary, Alberta;

(i)
"Closing" means the closing of the purchase and sale herein provided for, including the exchange of Conveyance Documents and the payment of the Adjusted Purchase Price as set forth in Clause 5 hereof on the Closing Date;

(j)	"Closing Date" means June 28, 2007 unless amended by agreement in writing by all Parties and "Closing Time" means 10:00 a.m. (Calgary time) on the Closing Date;

(k)	"Conveyance Documents" means the documents described in Clause 8 hereof providing for the assignment, conveyance, transfer or other disposition of the Assets to the Purchaser;

(l)	"Defaulting Party" has the meaning ascribed thereto in Subclause 16(b);

(m)	"Deposit" has the meaning ascribed thereto in Subclause 5(a);

(n)	"Dollar" or "$" means Canadian currency;

(o)
"Entity" shall mean any corporation, including any non-profit corporation, general partnership, limited partnership, unincorporated association, unincorporated syndicate, unincorporated organization, joint venture, estate, trust (or a natural person's capacity as trustee, executor, administrator or other legal representative) or company (including any limited liability company), unlimited liability company or joint stock company;

(p)
"Environmental Liabilities" means, but shall not be limited to, all losses, costs, damages, penalties, fines, expenses or claims, direct or indirect, pertaining to the Assets or arising in connection with ownership or operations pertaining to the Assets (including liabilities to compensate Third Parties) and the effects of and costs of both non-compliance or compliance with any Applicable Laws that result from or are related to:

(i)
pollution or contamination of or damage to air, soil, the surface and subsurface of the earth, bodies of water (including rivers, streams, lakes and aquifers) and plant and animal life (including human beings) or otherwise to the environment;

(ii)	corrosion or deterioration of structures, equipment, fences and other property;

(iii)	transportation, storage, use or disposal of toxic or hazardous substances, hazardous, dangerous or non-dangerous oilfield substances or waste;

(iv)	release, spill, escape or emission of toxic or hazardous substances or energy; or

(v)	accrued abandonment and reclamation obligations;

(q)	"Final Statement of Adjustments" has the meaning ascribed thereto in Subclause 9(h);

(r)	"Governmental Authority" shall mean any:

(i)	nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(ii)	federal, state, local, municipal, foreign or other government;

(iii)
governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, counsel, board, instrumentality, officer, official, representative, organization, unit, body or Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, policy, military or taxing authority or power of any nature);

(s)	"Injured Party" has the meaning ascribed thereto in Subclause 16(b);

(t)	"Interim Statement of Adjustments" has the meaning ascribed thereto in Subclause 9(h);

(u)
"Joint Venture Agreement" means that certain Joint Venture Agreement dated December 12, 2005 between the Purchaser and the Vendor, as in effect on the date of this Agreement, relating to the rights and obligations of the Purchaser and the Vendor to certain lands;

(v)	"Lands" means all right, title, interest and estate of the Vendor in the lands set forth and described in Schedule "A";

(w)
"Leases" means collectively the fee simple certificates of title, leases (including all oil sands leases), reservations, licenses, permits, royalty agreements and other instruments or documents of title, by virtue of which the holder is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under all or any part of the Lands (or any replacement thereof, renewals thereof or leases derived therefrom), but only insofar as the same relate to the Lands;

(x)
"Losses" means, in respect of a Party, its officers, directors, employees or agents, and in relation to any matter, all losses, costs, expenses, liabilities and damages which such Party suffers, sustains, pays or incurs in connection with such matter or circumstance and includes reasonable costs of legal counsel (on a full indemnity basis) and such reasonable costs of investigating and defending claims arising from such matter, but does not include consequential, special, indirect losses or damage, including without limitation, loss of future profit;

(y)
"Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all right, title, interest and estate of the Vendor in and to all property, assets and rights, other than Petroleum and Natural Gas Rights or Tangibles to the extent the same pertain to the Petroleum and Natural Gas Rights, or the Tangibles and to which the Vendor is entitled at the Closing Time including, without limitation:

(i)
all contracts, agreements, and documents to the extent that they directly relate to the Petroleum and Natural Gas Rights, the Tangibles, including, without limitation, the Title and Operating Documents and any rights of the Vendor in relation thereto;

(ii)	all Surface Interests;

(iii)	all Seismic Data;

(iv)	all Technical Information;

(v)	all Permits relating to the Petroleum and Natural Gas Rights or the Tangibles; and

(vi)	all Wells including the well bores;

but excluding from each of the foregoing:

(A)	the Vendor's proprietary technology or interpretations;

(B)	the Vendor's tax and financial records and economic evaluations;

(C)	legal opinions;

(D)	documents prepared by or on behalf of the Vendor in contemplation of litigation;

(E)	such of the foregoing as are owned or licensed by Third Parties with restrictions that prevent their deliverability or disclosure to the Purchaser; and

(F)	those that pertain to records required to be maintained under Applicable Laws if the retention period for those records has expired;

(z)	"Party" means a person, partnership, corporation or other legal entity who has agreed to be bound by this Agreement;

(aa)	"Permits" means permits, licenses, approvals and authorizations issued or granted by Government Authorities;

(bb)	"Permitted Encumbrances" means any of the following:

(i)	liens for taxes, assessments and governmental charges for which payment is not due or if due, the validity of which is being contested in good faith by or on behalf of the Vendor;

(ii)
easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph, fibre optic or cable television conduits, poles, wires and cables;

(iii)
the right reserved to or vested in any government or other public authority by the terms of any or by any statutory provision, to terminate any of the Title and Operating Documents or to require annual or other periodic payments as a condition of the continuance thereof;

(iv)
the rights of general application reserved to or vested in any government or public authority to levy taxes on Petroleum Substances or the income or revenue therefrom and governmental requirements as to production rates on the operations of any property or otherwise affecting the value of any property;

(v)	the terms and conditions of the Title and Operating Agreements including any terms providing for the reversion to the grantor of the rights granted thereunder;

(vi)	all Burdens listed or referred to in Schedule "A" hereto;

(vii)	rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner and all Applicable Laws;

(viii)
undetermined or inchoate liens incurred or created as a security in favour of the person conducting the operation of the Assets or supplying goods or services for the Vendor's proportion of the costs and expenses of such operations provided such costs and expenses are not due or delinquent;

(ix)	the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Petroleum and Natural Gas Rights or interests therein and statutory exceptions to title;

(x)
provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations including those penalties under independent operations provisions which are described in Schedule "A";

(xi)	the proceedings referenced in Subclause 10(k);

(xii)	all trust obligations arising out of interests held for Third Parties which are described in Schedule "A";

(xiii)
liens granted in the ordinary course of business to a public utility, municipality or governmental authority or liens in connection with operations conducted with respect to the Assets, but only to the extent those liens relate to costs and expenses for which payment is not due or the validity of which is being contested in good faith by or on behalf of the Vendor;

(xiv)	agreements and plans related to pooling or unitization; and

(xv)	any defects or deficiencies in title to the Assets disclosed in this Agreement and any other defects or deficiencies in title to the Assets that are waived or deemed to be waived hereunder;

(cc)	"Person" shall mean any individual, sole proprietorship, Entity or Governmental Authority;

(dd)
"Petroleum and Natural Gas Rights" means all right, title, interest and estate of the Vendor in and to the Lands, including, without limitation, the interests set forth in Schedule "A" hereto in and to the Leases to the extent they apply to the Lands;

(ee)
"Petroleum Substances" means oil sands, bitumen, petroleum, natural gas and all related hydrocarbons including, without limitation, all liquid hydrocarbons and all other mineral substances, whether liquid, solid or gaseous and whether hydrocarbons or not (except coal but including sulphur and hydrogen sulphide), produced in association with such oil sands, bitumen, petroleum, natural gas or related hydrocarbons or found in any water produced from the Lands, insofar only as the rights to the same are granted by the Leases;

(ff)	"Promissory Notes" means the promissory notes to be issued by the Vendor to the Purchaser pursuant to Subclause 16(c) in the forms attached hereto as Schedules "J", "K" and "L";

(gg)	"Purchase Price" has the meaning ascribed thereto in Clause 3;

(hh)
"Right of First Refusal" means any pre-emptive right of purchase or similar right under an agreement in writing whereby any person, other than the Vendor or the Purchaser, has the right to acquire or purchase all or a portion of the Assets as a consequence of the Vendor having agreed to sell the Assets to the Purchaser in accordance herewith;

(ii)
"Securities Laws" includes, without limitation, all applicable securities laws, rules, regulations, instruments, notices, blanket orders, statements, procedures and policies in the Province of Alberta and the other provinces where the Purchaser is a reporting issuer or has similar status, including, without limitation, the rules, regulations and policies of the TSXV, as each may be amended from time to time;

(jj)	"Seismic Data" means all records, books, documents, licences, reports and other raw data associated with all seismic lines situated on the Lands, including without limitation:

(i)
all permanent records of basic field data including, but not limited to, any and all microfilm or paper copies of seismic driller's reports, monitor records, observer's reports and survey notes and any and all copies of magnetic field tapes or conversions thereof;

(ii)
all permanent records of the processed field data including, but not limited to, any and all microfilm or paper copies of shot point maps, pre- and post-stacked record sections including amplitude, phase and structural displays, post-stack data manipulations including filters, migrations and wavelet enhancements, and any and all copies of final stacked tapes and any manipulations and conversions thereof; and

(iii)	in the case of 3D seismic, in addition to the foregoing, all permanent records or bin locations, bind fold, static corrections, surface elevations and any other relevant information;

(kk)	"Shares" has the meaning ascribed thereto in Subclause 5(c);

(ll)	"Sites" means all lands subject to the Surface Interests whether or not the Surface Interests are presently in the name of the Vendor;

(mm)
"Surface Interests" means all rights of the Vendor to enter upon, use, occupy and enjoy the surface of the Lands, any lands with which the same have been pooled or unitized and any lands upon which any Tangibles or any Wells are located and any lands to be traversed to gain access to the Lands, the Tangibles or any Wells, which are held for purposes related to the use, ownership or operation of the Petroleum and Natural Gas Rights, the Wells or Tangibles, whether the same are held in fee simple, by lease, by right-of-way, or otherwise;

(nn)
"Take or Pay Obligations" means, as of a particular time, all obligations (including, without limitation, the future obligations of the Vendor under "take or pay" or similar provisions in respect of contracts for the sale of Petroleum Substances allowable to the Petroleum and Natural Gas Rights) of the Vendor at such time arising under, in respect of or related to such contracts whereby the Vendor is obligated to:

(i)
sell or deliver Petroleum Substances allocated to any of the Petroleum and Natural Gas Rights without in due course receiving or being entitled to retain full payment therefore at the full price which would otherwise be applicable thereunder; or

(ii)	pay any person an amount on account of payments previously made in respect of quantities of Petroleum Substances allocated to the Petroleum and Natural Gas Rights which were not previously delivered;

(oo)
"Tangibles" means the right, title, interest and estate of the Vendor in and to all tangible depreciable property and assets that are situated in, on or about the Lands or lands pooled or unitized therewith and used, useful or intended for use in connection with production, gathering, processing, transmission, compression or treatment operations or sale relating to the Petroleum and Natural Gas Rights including, without limitation, the tangible depreciable property described in Schedule "C" under the heading "Tangibles", the Well equipment, if any, and casing relating to the Wells but excluding from the foregoing the tangible depreciable property described in Schedule "C" under the heading "Excluded Tangibles";

(pp)
"Technical Information" means such production and engineering information (excepting interpretations and analysis) relating to the Petroleum and Natural Gas Rights, the Lands and the Tangibles which the Vendor either has in its custody or to which the Vendor has access including all production and engineering information, any archive samples, core and liquid samples and cuttings;

(qq)
"Third Party" means any individual or entity other than the Vendor, the Purchaser or the Guarantor, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(rr)
"Thirteenth Month Adjustment" means the accounting procedure performed annually by an operator of particular Tangibles for the purpose of redistributing certain revenues and expenses, including, without limitation, operating expenses, processing fee revenues, excess capacity utilization fees and recoveries, royalties and gas cost allowances (or similar cost allowances) and in this Agreement may include adjustments required by an audit of the joint venture between the Vendor and the Purchaser pursuant to the Joint Venture Agreement dated effective December 12, 2006;

(ss)
"Title and Operating Documents" means, in respect of any of the Petroleum and Natural Gas Rights, or the Tangibles, or the Surface Interests, all documents of title (including, without limitation, the Leases, permits, joint venture agreements, operating agreements, unit agreements, pooling agreements, royalty agreements, overriding royalty agreements, gross overriding royalty agreements, participation agreements, farmin agreements, sale and purchase agreements, trust declarations, net profits agreements, common stream agreements, gas and liquid sales agreements, agreements for the construction, ownership and operation of the Tangibles, gathering, transportation and processing agreements) or other agreements which relate to such Petroleum and Natural Gas Rights, Tangibles and Surface Interests or the ownership, operation or exploitation thereof;

(tt)	"TSXV" means the TSX Venture Exchange;

(uu)	"TSXV Approval" means the approval by the TSX Venture Exchange for the issuance of Shares to the Vendor as contemplated by this Agreement;

(vv)
"Well(s)" means all producing, suspended, shut-in, capped, disposal, injection wells or other wells located on the Lands or lands pooled or unitized therewith in which the Vendor or any Affiliate of the Vendor has an interest, including, without limitation, the wells described in Schedule "B", but excluding abandoned wells; and

(ww)	"Well Licenses" has the meaning ascribed thereto in subparagraph 14(a)(i)(A);

2.	INTERPRETATION

(a)	The headings of the Clauses of this Agreement and of the schedules are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

(b)
Whenever the singular or masculine or neuter is used in this Agreement or in the schedules, each shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

(c)
If there is any conflict or inconsistency between the provisions of this Agreement and those of a Schedule attached hereto, the provisions of this Agreement shall prevail and the Schedule shall be deemed to be amended to the extent required to eliminate the conflict.

(d)
For all purposes of this Agreement, references to the "knowledge" or "awareness" of a Party and to matters of which a Party is aware refer to the actual knowledge of the applicable officers of the Party who are, as part of their normal duties, responsible for the ownership and administration of the Assets, the business of the Party or the matters in question, all of whom shall be required to confirm that knowledge or awareness to the extent required to comply with the usual internal certification procedures of the Party. For these purposes, knowledge does not include the knowledge of any other Person or constructive knowledge. Subject to the foregoing provisions of this Subclause 2(d), neither Party nor any of its officers has any obligation to make additional inquiry of any other Person, any files and records or any Governmental Authority in connection with representations and warranties that are made to their respective knowledge or to matters of which they are respectively aware.

(e)	The following schedules are attached to, form part of and are incorporated in this Agreement:

A    Petroleum and Natural Gas Rights

B    Wells

C    Tangibles

D    AFEs

E    Take or Pay, Production Sales and Transportation Contracts

F    Conveyance

G    Vendor's Disclosure Schedule

H    Officer's Certificates

I     Certified copy of Vendor's Shareholder Special Resolution Approving Sale

J     Promissory Note No. 1 Form

K    Promissory Note No. 2 Form

L    Promissory Note No. 3 Form

M   General Security Agreement Form

(f)
Reference to any matter on any Schedule shall not be deemed to be an acknowledgement by the Vendor or the Guarantor, or to otherwise imply, that the matter meets or exceeds any applicable threshold of materiality or any other relevant threshold.

3.	PURCHASE AND SALE

Subject to the terms hereof, the Purchaser agrees to purchase the Assets from the Vendor and the Vendor agrees to sell and convey the Assets to the Purchaser on the Closing Date, to have and hold absolutely, subject to the Permitted Encumbrances and the Title and Operating Documents, for a purchase price of TWENTY MILLION DOLLARS ($20,000,000) (the "Purchase Price").

4.	ALLOCATION OF PURCHASE PRICE

(a)	The Purchase Price shall be allocated among the Assets as follows:

To Petroleum and Natural Gas Rights	90% of the Purchase Price less $1.00
To Tangibles (exclusive of Goods and Services Tax)	10% of the Purchase Price
To Miscellaneous Interests	$1.00
(b)	The Purchase Price, shall be increased or decreased, as the case may be, in accordance with the provisions of Clauses 9 and 15 (the "Adjusted Purchase Price").

(c)	Adjustments to the Purchase Price made in accordance with Clauses 9 and 15 shall be allocated to the Petroleum and Natural Gas Rights and the Tangibles in accordance with the nature of the adjustment.

5.	PAYMENT OF PURCHASE PRICE

The Adjusted Purchase Price shall be payable by the Purchaser as follows:

(a)
by delivery in trust to the solicitors for the Vendor, Stikeman Elliott LLP, prior to execution of this Agreement, of twenty-two and one-half (22.5%) percent of the Purchase Price ($4,500,000.00), the receipt of which is acknowledged by the Vendor, representing a good faith deposit to be applied against the Purchase Price on Closing (the "Deposit"), which shall be held and applied in accordance with this Agreement;

(b)	$10,500,000.00 of the Adjusted Purchase Price shall be paid by wire or other immediately available funds delivered to the Vendor at Closing;

(c)
the balance of the Adjusted Purchase Price ($5,000,000.00) (subject to the Interim Statement of Adjustments) shall be paid by the issuance at Closing of 2,272,727 common shares (the "Shares") of Purchaser at a deemed share price of $2.20 per Share, and such number of Shares shall be subject to adjustment based upon the Interim Statement of Adjustments. The Shares shall be subject to a one year hold period pursuant to Subclause 20(c) herein; and

(d)
if the purchase and sale contemplated herein is closed, then the Deposit and interest earned thereon by the Vendor from and including the date of payment of such Deposit to the Vendor to, but not including, the Closing Date, shall be credited to the Purchaser at Closing as partial payment of the Adjusted Purchase Price. If Closing does not occur, or if Closing occurs after June 28, 2007, the Deposit and any interest earned thereon shall be dealt with in accordance with Clause 16;

6.	CLOSING

(a)	The Closing shall take place on the Closing Date at the offices of the solicitors for the Purchaser, Burnet, Duckworth & Palmer LLP.

(b)	Risk, title and possession of the Assets shall pass at Closing from the Vendor to the Purchaser.

7.	THE PURCHASER'S REVIEW AND TITLE DEFECTS

The Purchaser acknowledges that it has been provided with the right and the opportunity to conduct its own due diligence investigations of and with respect to the Vendor's title to the Assets and Environmental Liabilities, if any, and compliance with all Applicable Laws, and the Purchaser is satisfied with such due diligence investigations and subject to a breach of the representations and warranties contained in Clause 10 and except as otherwise expressly provided for herein, the Purchaser waives any right to claim any title defects or Environmental Liabilities against the Vendor.

8.	CONVEYANCES AND DELIVERIES

(a)	The Vendor shall execute and deliver to the Purchaser at the Closing Time a conveyance, substantially in the form attached as Schedule "F" to this Agreement.

(b)
On or before the Closing Date, the Vendor shall prepare at its sole cost and expense any specific assignments, novations, transfers, directions to pay, or further assurances as the Purchaser may reasonably request in writing not later than Closing which are reasonably required to acquire the Vendor's interest in the Assets, including, without restriction, the license transfer application form and supporting schedules in the form prescribed by the AEUB, but no such documents shall require the Vendor or the Purchaser to assume or incur any obligations, or to provide any representation or warranty, beyond that contained in this Agreement. The Vendor shall not be required to have such documents signed by Third Parties at or before the Closing Date and the Parties agree that the Purchaser shall be responsible, at its expense, for circulating all required Conveyance Documents to Third Parties for execution, post-Closing. The Vendor shall cooperate with the Purchaser as reasonably required to secure execution of such documents and other substitutions, amendments or replacements thereof by the Third Parties thereafter. If the Vendor is unable to prepare all such documents by Closing Time, the Vendor shall have no liability to the Purchaser as a result thereof, provided that the Vendor shall continue to be bound by such obligation until completed.

(c)
The Purchaser shall, unless otherwise agreed in writing by the Vendor, promptly register in the applicable registry all registerable transfers and conveyances of the Assets. All costs incurred in registering any transfer and conveyance, and all costs of registering any further assurances required to convey the Assets, shall be borne by the Purchaser.

(d)	The Purchaser acknowledges and agrees that nothing in this Agreement shall be interpreted as any assurance by the Vendor that the Purchaser will be able to serve as operator of any of the Assets.

(e)
All documents executed and delivered pursuant to the provisions of this Clause 8 or otherwise pursuant to this Agreement are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of a conflict.

(f)	In accordance with Applicable Laws, the Purchaser agrees to accept the transfer of the Wells from the Vendor's inventory into the Purchaser's inventory for reporting to any regulatory body.

9.	ADJUSTMENTS

(a)
For the purpose of calculating the Adjusted Purchase Price, all benefits and obligations of every kind and nature payable or paid and received or receivable in respect of the Assets, including, without limitation, maintenance, development, capital and operating costs and proceeds from the sale of production shall, subject to the provisions of this Agreement, be apportioned between the Vendor and the Purchaser as of the Adjustment Date.

(b)
All rentals and all similar payments required to preserve any of the Leases, any cash advances (other than prepaid rentals) and all taxes (other than income taxes) levied with respect to the Assets, shall be apportioned between the Vendor and the Purchaser on a per diem basis as of the Adjustment Date.

(c)
Advances made by the Vendor to operators relative to operations on the Assets prior to the Adjustment Date in excess of the costs of such operations shall be adjusted pursuant to this Clause and shall be for the credit of the Vendor.

(d)
All Petroleum Substances in the course of production from the Lands or lands pooled or unitized therewith or in inventory but not at the Adjustment Date beyond the point of delivery to the purchaser of production from the Lands or lands pooled or unitized therewith shall be sold for the account of the Vendor on a "first-in, first -out" basis.

(e)
All Burdens payable on or in respect of Petroleum Substances produced prior to the Adjustment Date shall be for the account of the Vendor and all Burdens payable on or in respect of Petroleum Substances produced after the Adjustment Date shall be for the account of the Purchaser.

(f)
All incentives attributable to costs or revenues which pertain to the period of time prior to the Adjustment Date and which are for the account of the Vendor hereunder shall be for the account of the Vendor and all incentives attributable to costs or revenues which pertain to the period of time after the Adjustment Date and which are for the account of the Purchaser hereunder shall be for the account of the Purchaser.

(g)
The Purchaser shall be responsible for payment of any and all Goods and Services Tax ("GST") exigible pursuant to the Excise Tax Act (Canada) with respect to the Assets purchased under this Agreement together with any and all taxes, fees, charges or other costs levied or assessed upon the purchase of the Assets. The Vendor will collect from the Purchaser such GST and remit in a timely manner the GST to the appropriate governmental agency. Any such GST or additional taxes, fees, charges or costs shall be paid by the Purchaser in addition to the Purchase Price. If the amount of GST or any other such tax, fee, charge or cost paid by the Purchaser is adjusted as a result of any re-assessment by any governmental agency or authority, as the case may be, then any increase or decrease in GST exigible or in any other such tax, fee, charge or costs and any interest and penalties resulting from the re-assessment are for the Purchaser's account. The Purchaser shall calculate and remit taxes levied pursuant to applicable provincial legislation directly to the taxation authorities entitled to receive such payments under such legislation and the Purchaser agrees to make such payments on or before the respective dates for such payments.

(h)
An interim accounting and adjustment shall be carried out on the Closing Date, based on the Vendor's good faith estimate of all adjustments to be made for the transaction herein. The Vendor shall prepare and deliver to the Purchaser a statement of such interim accounting and adjustment at least two (2) Business Days before the Closing (the "Interim Statement of Adjustments"). A final accounting and adjustment shall be carried out six (6) months following the Closing Date (the "Final Statement of Adjustments"). No further accounting or adjustment shall be made between the Parties after such six (6) month period, except for adjustments arising from:

(i)	a joint venture audit under a joint operating agreement within one hundred and eighty (180) days of the completion of the audit and initial identification of audit queries;

(ii)	a Thirteenth Month Adjustment within thirty-six (36) months after the Closing Date;

(iii)
a Crown royalty audit initiated by the Crown, if the adjustment is requested in writing within one hundred and eighty (180) days after the final results are received by the Party requesting the adjustment; and

(iv)	errors established by an audit or other review of lessor royalty payments conducted under the Leases within sixty (60) months after the Closing Date.

(i)	The Parties agree to arbitrate any disputes concerning adjustment figures pursuant to the Arbitration Act (Alberta).

(j)
For greater certainty, notwithstanding the adjustments contemplated pursuant to this Clause 9, the Vendor shall remain the owner of the Assets until the Closing, and as a result thereof, shall be responsible for reporting income (or loss) for income tax purposes to such date, including reporting of production volumes.

(k)
The adjustments required at Closing pursuant to this Clause 9 shall be made by way of an adjustment of the number of Shares to be issued by the Purchaser to the Vendor. The adjustments required post-Closing pursuant to this Clause 9 shall be made by way of a cash payment by the Vendor or the Purchaser, as the case may be.

(l)
The value of all adjustments pursuant to this Clause 9 shall be limited to no more than $250,000.00 in aggregate and no adjustments shall be made to the credit of the Purchaser or the Vendor in excess of such limit, regardless of whether or not the adjustment amount is greater than such limit. In the case of adjustments at Closing, the numbers of Shares to be issued shall be based upon a deemed Share price of $2.20 per share.

10.	THE VENDOR'S REPRESENTATIONS AND WARRANTIES

The Vendor represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except and subject in all instances to Permitted Encumbrances or to any matter disclosed in any of Schedules "A", "B", "C", "D", "E" or "G" hereto, that:

(a)
the Vendor is, and at the Closing Date shall continue to be, a body corporate, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is duly registered and authorized to carry on business in all jurisdictions in which the Lands are located;

(b)
all necessary corporate action has been taken by the Vendor to authorize the execution, delivery and performance of this Agreement and all documents executed and delivered pursuant hereto, and in particular, the Vendor has obtained all authorization and approval required by Applicable Laws from its shareholders and directors to:

(i)	sell the Assets to the Purchaser; and

(ii)	accept the Shares as partial payment of the Purchase Price;

(c)
except for regulatory approvals, if any, any consents or approvals required by the Title and Operating Agreements and waivers of Rights of First Refusal (or expiration of the period of time in which the same may be exercised) to be obtained by the Vendor prior to Closing, the execution and delivery of this Agreement, and the fulfilment of and compliance with the terms and provisions hereof, do not and will not:

(i)
conflict with, result in a breach of, constitute a material default under, or prohibit the performance required by, any material agreement, instrument, licence, permit or authority to which it is a party or by which it is bound or to which any property of the Vendor is subject or result in the creation of any lien, charge or encumbrance upon the Assets under any such agreement or instrument; or

(ii)	violate any provisions of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to it of which it is aware; or

(iii)	violate or conflict with any provision of the constating documents of the Vendor;

(d)
this Agreement has been duly executed and delivered by the Vendor and all Conveyance Documents to be executed and delivered by it to the Purchaser on the Closing Date or thereafter shall be duly executed and delivered by the Vendor;

(e)
this Agreement and all documents executed and delivered pursuant to this Agreement are and will be legal, valid and binding obligations of the Vendor enforceable against the Vendor in accordance with their terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization or similar laws affecting creditors' rights generally and to general principles of equity;

(f)
the Vendor has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to this transaction for which the Purchaser shall have any obligation or liability whatsoever;

(g)
except as otherwise expressly provided herein, the Vendor does not warrant its title to the Assets but does warrant that it has not done any act or thing whereby any of the Assets may be encumbered, alienated or cancelled and that except for Permitted Encumbrances, the Assets will be at the Closing Date, free and clear of all Burdens created by, through or under the Vendor;

(h)
the Vendor is not a party to any swap, hedging or similar arrangement with a financial institution in respect of commodity prices, rates of exchange or currencies which the Purchaser is required to assume;

(i)
to the Vendor's knowledge, all ad valorem, property, royalties, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Petroleum Substances or the receipt of proceeds therefrom payable by the Vendor in respect of the Assets have been paid and discharged, except where the failure to make payment would not have a material adverse effect on the Assets;

(j)
subject to the Title and Operating Documents and the Permitted Encumbrances, to the Vendor's knowledge the Purchaser may enter into and upon, hold and enjoy the Assets for the residue of their respective terms and all renewals or extensions thereof for its own use and benefit, without any lawful interruption by the Vendor or any person claiming by, through or under the Vendor;

(k)
to the Vendor's knowledge, other than as disclosed in 0, there are no actions, suits or proceedings affecting the Vendor at law or in equity or before or by any federal, provincial or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and which might have a material adverse effect on the Assets;

(l)
to the Vendor's knowledge, the Assets are not affected by any Take or Pay Obligations or any other obligation to deliver Petroleum Substances to any Person without receiving (and being entitled to retain without deduction) full payment for such Petroleum Substances at current prices at the time of delivery;

(m)	to the Vendor's knowledge, other than as disclosed in Schedule "D", there are no authorizations for capital expenditures relating to the Assets;

(n)
other than as disclosed in Schedule "E", there are no production sales contracts or contracts for the transportation of Petroleum Substances by a Third Party on behalf of the Vendor to which the Vendor is a party applicable to the production of Petroleum Substances from the Lands, except for agreements terminable by the seller without bonus, penalty or other costs on not more than 31 days notice or less;

(o)	the Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(p)
the Vendor represents and warrants that at Closing, no person will have any agreement, option, right or privilege (including, without limitation, whether by law, pre-emptive right, Right of First Refusal, contract or otherwise) to purchase, convert into, exchange for or otherwise require the conveyance of any of the Assets, nor any agreement, option, right or privilege capable of becoming any such agreement, option, right or privilege, to purchase, convert into, exchange for or otherwise require the conveyance of any of the Assets;

(q)	to the Vendor's knowledge, the Vendor has not received:

(i)
any orders or directives from any governmental regulatory body which related to Environmental Liabilities and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such order or directives have not been complied with in all material respects; or

(ii)	any demand or notice issued with respect to the material breach of any Applicable Laws applicable to the Assets, which demand or notice remains outstanding on the date hereof;

(r)
to the Vendor's knowledge, it has not received written notice of any Environmental Liabilities with respect to the Assets, which require any work or repairs, construction or capital expenditures, which have not been complied with in all material respects;

(s)	to the Vendor's knowledge, none of the Tangibles are leased or subject to a sale and leaseback arrangement, other than as set out on 0;

(t)
to the Vendor's knowledge, it has not received written notice of any material default of the Vendor with respect to any Title and Operating Documents, which has not been complied with in all material respects, other than those set out in 0;

(u)	to the Vendor's knowledge, all Wells abandoned by the Vendor have been abandoned in compliance with such good oilfield practices as existed at the relevant time;

(v)	to the Vendor's knowledge, the Assets have been operated in accordance with generally accepted oil and gas industry practices and, in all material respects, in accordance with all Applicable Laws;

(w)
(i)        the Vendor is eligible under Applicable Law to transfer the Permits for the Assets operated by it, if any, and no circumstance exists with respect to the Vendor which could reasonably be expected to result in an undue delay or an inability to register any of the Permit transfers, to the extent any are required; and

(ii)
neither the Vendor nor, to the best of the knowledge of the Vendor, any other person has challenged the AEUB's designation of the Vendor as the licensee for any facilities comprising a part of the Assets;

(x)
the Vendor has made available to the Purchaser, prior to Closing, all of the Title and Operating Documents and documents comprising the Miscellaneous Interests in its possession or to which it has access and any other information, documents and agreements that are relevant to the Assets, including information, documents and agreements relevant to the Vendor’s title to the Assets, abandonment and reclamation obligations, Environmental Liabilities, production or revenue from the Assets and other information, documents and agreements that that are reasonably required by the Purchaser or which have otherwise been reasonably requested by the Purchaser. In addition, the Vendor has not knowingly withheld from the Purchaser any information, documents and agreements relevant to the Assets;

(y)	in respect to the Assets:

(i)	it holds its thirty percent (30%) undivided working interests in the Assets as described in Schedule "A" hereto;

(ii)	the Vendor's interests are subject to Crown royalty in accordance with Schedule "A" hereto; and

(iii)
the Assets are not subject to reduction by virtue of conversion or other alteration of the interest to any Third Party under existing documents of which Vendor is aware, except as described in Schedule "A" hereto;

(z)
in respect to the Assets on Closing, the Assets will be free and clear of all liens, charges, encumbrances and adverse claims created by, through or under the Vendor except for the applicable Crown Lessor Royalty (if any). In particular, the Vendor warrants that the non-convertible, absolute gross overriding royalty created by Royalty Agreement dated March 2, 2007 between the Vendor and 1304146 Alberta Ltd. shall have been terminated prior to or concurrently with Closing and such royalty reconveyed to the Vendor prior to the Closing Date, on terms and conditions satisfactory to the Purchaser;

(aa)	on or before Closing, the Vendor shall have paid all Burdens or encumbrances amounts owing by the Vendor in respect of the Assets;

(bb)	the Purchaser will be under no obligation, financial or otherwise, to any past or present employees of the Vendor.

11.	LIMITATIONS ON VENDOR'S REPRESENTATIONS AND WARRANTIES

(a)
Except as expressly set out in Clause 10 hereto, the Vendor does not warrant title to the Assets, nor does the Vendor agree to give any greater interest or title to the Purchaser than that which the Vendor has. For greater certainty, the Vendor makes no warranty, express or implied in fact or by law, with respect to:

(i)	the quality, quantity or recoverability of the Petroleum Substances within or under the Lands or lands pooled or unitized therewith;

(ii)	the value of the Assets or the future revenues or cash flows applicable thereto;

(iii)	any engineering, geological information or interpretations thereof, or any economic evaluations respecting the Assets;

(iv)	the quality, condition, merchantability or serviceability of all or any of the Assets or their suitability for any particular purpose; or

(v)	any data or information supplied by the Vendor or its representatives to the Purchaser or its representatives.

(b)
The Purchaser shall, after Closing, have no claim or action against the Vendor in respect of the location, state, condition, suitability or fitness of the Assets, or any of them, for the Purchaser's intended use or purpose of their merchantability or title to any Asset, other than in the case of a breach of or untruth of any express representation, warranty or covenant made herein by the Vendor.

(c)
The Vendor expressly negates and disclaims, and shall not be liable for, any representation or warranty which may have been made or alleged to be made in any other document or instrument in connection herewith or in any statement or information (including, without limitation, engineering reports and any opinion, information or advice which may have been provided by the Vendor, or any director, officer, employee, agent, consultant or representative of the Vendor) made or communicated to the Purchaser or its representatives in any manner.

(d)
The representations and warranties of the Vendor in Clause 10 shall survive the Closing for a period of eighteen (18) months and shall not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that, except in the case of fraud, no claim may be made against the Vendor, its successors or assigns, pursuant to or based in any way upon any of these representations and warranties unless written notice thereof with reasonable particulars shall have been provided by the Purchaser to the Vendor within eighteen (18) months of the Closing Date other than pursuant to Clause 19(a).

12.	THE PURCHASER'S REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants to and with the Vendor as of the date hereof and as of the Closing Date that:

(a)
the Purchaser is, and at the Closing Date shall continue to be a body corporate duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and is, and at Closing shall be duly registered and authorized to carry on business in all jurisdictions in which the Lands are located;

(b)
all necessary corporate action has been taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and as at Closing, all documents executed and delivered pursuant hereto, including for greater certainty, the issuance of the Shares issuable as partial payment of the Adjusted Purchase Price, and this Agreement when delivered, will have been duly executed and delivered by the Purchaser;

(c)
The Purchaser is conducting and has conducted its business in compliance in all material respects with all Applicable Laws, including without limitation all environmental laws, regulations and rules, of each jurisdiction in which its business is carried on and holds and maintains in good standing all necessary licences, leases, permits, authorizations and other approvals necessary to permit it to conduct its business or to own, lease or operate its properties and assets (including without limitation any rights or registrations relating to any intellectual property rights) except where the failure to obtain any licence, lease, permit, authorization or other approval would not have a material adverse effect on the Purchaser;

(d)
the authorized capital of the Purchaser consists of an unlimited number of common shares, an unlimited number of first preferred shares issuable in series and an unlimited number of second preferred shares issuable in series, and as at June 25, 2007, the issued and outstanding capital of the Corporation consisted of 26,256,400 common shares, and no preferred shares;

(e)	the execution and delivery of this Agreement and the fulfilment of and compliance with the terms and provisions hereof, do not and will not:

(i)
conflict with, result in a breach of, constitute a material default under, or prohibit the performance required by, any material agreement, instrument, licence, permit or authority to which it is a party or by which it is bound or to which any property of the Purchaser is subject; or

(ii)
subject to receipt of TSXV Approval and any and all regulatory or governmental approvals required by Applicable Laws in respect to the issuance of the Shares by the Purchaser to the Vendor, violate any provisions of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to it of which it is aware; or

(iii)	violate or conflict with any provision of the constating documents of the Purchaser;

(f)
this Agreement has been duly executed and delivered by the Purchaser and all Conveyance Documents to be executed and delivered by it to the Vendor on the Closing Date or thereafter shall be duly executed and delivered by the Purchaser;

(g)
this Agreement and all documents executed and delivered pursuant to this Agreement are and will be legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, winding-up, insolvency, moratorium, arrangement, reorganization or similar laws effecting creditors' rights generally and to general principles of equity;

(h)
the Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commission or other similar forms of compensation with respect to this transaction for which to the Vendor shall have any obligation or liability whatsoever;

(i)
except as described in Subclause 12(e)(ii), no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by the Purchaser of this Agreement, including the issuance of the Shares to the Vendor as contemplated herein, other than authorizations, approvals or exemptions from requirements therefore, previously obtained and currently in force;

(j)
completion of the purchase of the Assets in accordance with the term of this Agreement will not be in conflict with, constitute a default under, or be in violation or breach of any agreement or instrument to which the Purchaser is a party or by which it is bound or any judgment, decree, order, statute, rule or regulation applicable to the Purchaser;

(k)
the Purchaser has taken into account the Purchaser's assumption of responsibility for the Environmental Liabilities, and the release of the Vendor from responsibility therefore when the Purchaser evaluated the Assets and determined the Purchase Price;

(l)	the Purchaser is acquiring the Assets as principal;

(m)
the Purchaser is eligible under Applicable Laws to accept the transfer of the applicable licence or approval for any Well or Tangibles for which it is intended to replace the Vendor as operator following Closing;

(n)
subject to the issuance of 9,523,810 common shares pursuant to a private placement of subscription receipts of the Purchaser described in the press release of the Purchaser dated June 14, 2007, the authorized and issued capital of the Purchaser is 26,256,400 common shares as at the date hereof;

(o)
the Shares to be issued pursuant to Subclause 5(c), upon issuance as partial payment of the Purchase Price in the manner contemplated herein, shall be validly issued as fully paid and non-assessable shares in the capital of the Purchaser in full compliance with all Applicable Laws and will be free and clear of all encumbrances, other than encumbrances created by this Agreement;

(p)
the Purchaser is not in violation of its constating documents or by-laws and is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its property or assets is subject;

(q)
except pursuant to the Purchaser's share option plan and pursuant to 6,300,000 performance warrants as described in the Corporation's continuous disclosure filings under Securities Laws, and except for the issuance of approximately 9,523,810 common shares pursuant to the private placement of subscription receipts of the Purchaser described in the press release of the Purchaser dated June 14, 2007, no person has any agreement, option, right or privilege with or against the Purchaser for the purchase, subscription or issuance of common shares, issued or unissued, in the capital of the Purchaser;

(r)
to its knowledge, the Purchaser is not in default in any material respect of any requirement of the Securities Act (Alberta) and the regulations thereunder, and has a similar status under the Securities Laws of each of the other Provinces in which it is a reporting issuer or the equivalent;

(s)
to its knowledge, the Purchaser is in material compliance with its continuous disclosure obligations under applicable Securities Laws and without limiting the generality of the foregoing, there has not occurred any material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), activities, financial condition, capital or prospects of the Purchaser, since December 31, 2006, which has not been publicly disclosed in a filing made in accordance with applicable Securities Laws;

(t)
the audited financial statements of the Purchaser as at and for the years ended December 31, 2006 and 2005, together with the notes thereto and the auditors’ report thereon and the unaudited financial statements of the Purchaser as at and for the three months ended March 31, 2007, together with the notes thereto are correct to the knowledge of the Purchaser and have been prepared in accordance with Canadian generally accepted accounting principles consistently applied;

(u)
there are no actions, suits or proceedings, whether on behalf of or against the Purchaser pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser at law or in equity, before or by any court or federal, provincial, municipal or governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which materially adversely affect the business and affairs of the Purchaser;

(v)
no order, ruling or determination having the effect of ceasing, suspending or restricting trading in any securities of the Purchaser or the issue of the Shares hereunder, has been issued and no proceedings, investigations or inquiry for such purpose are pending or, to the knowledge of the Purchaser, contemplated or threatened; and

(w)	the Purchaser has no subsidiaries.

The Purchaser makes no representation or warranty, express or implied, by fact or by law, and the Purchaser expressly negates and disclaims, and shall not be liable for, any representation or warranty which may have been made or alleged to be made in any other document or instrument in connection herewith or in any statement or information which may have been provided by the Purchaser, or any director, officer, employee, agent, consultant or representative of the Purchaser, made or communicated to the Vendor or its representatives in any manner with respect to:

(i)	the business of the Purchaser or the viability thereof;

(ii)	the operations conducted in respect to the Assets during the time that the Purchaser did not operate the Assets under the Joint Venture Agreement;

(iii)	the value of its assets or the future revenues or cash flow of the Purchaser;

(iv)	the quantity, quality, condition or merchantability of any of the Purchaser's assets; or

(v)	any other information regarding the liability of the business, the value of its Shares or other such similar information;

other than has been disclosed and filed pursuant to applicable Securities Laws.

The representations and warranties of the Purchaser in this Clause 12 shall survive the Closing for a period of eighteen (18) months and not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that no claim may be made against the Purchaser, its successors or assigns, pursuant to or based in any way upon any of these representations and warranties unless written notice thereof with reasonable particulars shall have been provided by the Vendor to the Purchaser within eighteen (18) months of the Closing Date.

The Vendor expressly negates and disclaims, and shall not be liable for, any representation or warranty which may have been made or alleged to be made in any other document or instrument in connection herewith or in any statement or information (including, without limitation, engineering reports and any opinion, information or advice which may have been provided by the Vendor, or any director, officer, employee, agent, consultant or representative of the Vendor) made or communicated to the Purchaser or its representatives in any manner.

13.	MAINTENANCE OF BUSINESS

(a)	Until the Closing Date, the Vendor, to the extent its interest allows, shall operate and maintain the Assets in a proper and prudent manner in accordance with its past practices.

(b)	From the date of execution of this Agreement, the Vendor shall not, without the prior approval of the Purchaser, which approval shall not be unreasonably withheld or delayed:

(i)	surrender or abandon any of the Assets other than in accordance with the terms of the Title and Operating Agreements;

(ii)	amend or terminate any agreement or instrument relating to the Assets if the amendment or termination would have a material adverse effect on the value of any one or more of the Assets;

(iii)
mortgage, pledge, assign, sell, transfer, or otherwise dispose of or encumber, or allow the mortgaging, pledging, assigning, sale, transfer or other disposition or encumbrance, of any of the Assets other than chattel property or other personal property that is replaced by equivalent property or consumed in the operation of the Assets, and other than liens arising in the ordinary course of business as a result of the operations under agreements affecting the Assets;

(iv)	remove or cause to be removed any Tangibles out of the ordinary course of business; or

(v)
propose or initiate the exercise of any right (including bidding rights at Crown sales) or option relative to or arising as a result of the ownership of the Assets, or propose or initiate any operations on the Lands which have not been commenced or committed to by the Vendor on the date hereof except that the Vendor may propose or initiate any operations on the Lands for, and may propose or initiate the exercise of any right or option relative to, the preservation of any of the Leases or Assets.

(c)
From the date hereof until the Closing Date, the Vendor shall not enter into any obligations or commitments out of the ordinary course of business with respect to the Assets, without the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, except as may be reasonably necessary to protect, ensure life and safety or to preserve the Assets or title to the Assets.

(d)
Without the written consent of the Vendor, the Purchaser shall not, and shall not be entitled to, propose to the Vendor, or to cause the Vendor to propose to others, the conduct of any operations on the Lands or the exercise of any right or option relative to the Assets except pursuant to this Clause 13.

14.	CONDITIONS TO THE CLOSING

(a)	The following are conditions to the Closing of the purchase herein, for the benefit of the Purchaser, which may be waived at the discretion of the Purchaser:

(i)
that any and all necessary regulatory or governmental approvals required to permit the transaction to be completed that can be secured prior to Closing, or are normally secured prior to Closing in transactions of this type, and such approvals as are required to be obtained from the AEUB or similar agency, shall have been obtained. To the extent that:

(A)
the approval of the AEUB in respect of the application for the transfer of the licenses for any of the Wells (the "Well Licenses") is required and such approval has not been secured on or before the Closing Date; or

(B)
a security deposit or deposits must be made by the Vendor in respect of securing the approval of the AEUB to the Well License transfer application and such deposits have not been made on or before the Closing Date;

the Purchaser shall be satisfied, in its sole judgement, acting reasonably, firstly that the Well Licenses transfer application will be accepted by the AEUB, and secondly that any security deposits to be made by the Vendor shall be made in a timely fashion;

(ii)
the Vendor shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

(iii)
the representations and warranties of the Vendor contained in this Agreement shall be true in all material respects as of the Closing Date and the Vendor shall have delivered to the Purchaser a certificate of an officer of the Vendor dated the Closing Date in the form attached hereto as Schedule "H", to the effect that the representations and warranties contained in Clause 10 hereof are true and correct in all material respects;

(iv)	the Vendor shall have delivered the certified copy of the shareholder's special resolution approving the transaction contemplated herein in the form attached hereto as Schedule "I";

(v)
the Vendor shall have executed and delivered the Conveyance Documents executed by the Vendor to the Purchaser as of the Closing Date except that the Vendor shall not be required, subject to Subclause 14(a)(vi), to have obtained signatures from Third Parties; and

(vi)
prior to Closing, the Vendor shall have received all Third Party consents and waivers of Rights of First Refusal, if any, affecting the Assets such that no Rights of First Refusal, remain in force at Closing;

(vii)	on Closing, there shall be no outstanding commitments to make capital expenditures in respect of the Assets, other than those that are set out in Schedule "D" hereto;

(viii)
the Purchaser shall be satisfied in its sole discretion, acting reasonably, with the terms and conditions of all contracts (not including the Joint Venture Agreement), agreements and documents affecting the Assets, including agreements for the sale, processing or transportation of Petroleum Substances and all contracts, agreements and documents relative to the rights to enter, use and occupy the surface of the Lands and the Assets;

(ix)	there shall be no Take or Pay Obligations or other gas contracts associated with the Assets other than described in Schedule "E" hereto;

(x)	the Vendor shall provide at Closing releases and registerable discharges from all parties holding security interests in the Assets, including any by 1304146 Alberta Ltd.;

(xi)	the Vendor shall confirm that the Assets are not subject to any agreements which include an area of mutual interest, other than pursuant to the Joint Venture Agreement;

(xii)
on or before Closing and in no event later than September 1, 2007, the Purchaser shall have completed an equity financing for not less than $20 million on terms and conditions satisfactory to the Purchaser in its sole discretion;

(xiii)
the non-convertible, absolute gross overriding royalty created by Royalty Agreement dated March 2, 2007 between POC and 1304146 Alberta Ltd. shall have been terminated and such royalty reconveyed to the Vendor prior to the Closing Date, on terms and conditions satisfactory to the Purchaser, acting reasonably; and

(xiv)
no substantial unrepaired physical damage to the Assets, except as shall have been consented to in writing by the Purchaser, shall have occurred between the date of execution of this Agreement and the Closing Date which, in the Purchaser's reasonable opinion, would materially adversely affect the value of the Assets, provided that none of a decrease in the market price of any Petroleum Substances, changes in the reservoir, or production of Petroleum Substances in the ordinary course of business shall be considered substantial damage for the purposes of this Subclause.

The foregoing conditions shall be for the benefit of the Purchaser and may waived by the Purchaser in writing, in whole or part, at any time, provided the Purchaser may not waive the existence or operation of any Rights of First Refusal. In case any of the said conditions (i) to (xiv) inclusive shall not be complied with, or waived by the Purchaser, at or before the Closing Date, the Purchaser may rescind or terminate this Agreement by written notice to the Vendor.

(b)	The following are conditions to the Closing of the sale herein, for the benefit of the Vendor, which may be waived at the discretion of the Vendor:

(i)
that any and all necessary regulatory or governmental approvals required to permit the transaction to be completed that can be secured prior to Closing, or are normally secured prior to Closing in transactions of this type and such approvals as are required to be obtained from the AEUB or similar agency, shall have been obtained. To the extent that:

(A)	the approval of the AEUB to the application for the transfer of the Well Licenses is required and such approval has not been secured on or before the Closing Date; or

(B)
a security deposit or deposits must be made by the Purchaser in respect of securing the approval of the AEUB to the Well License transfer application and such deposits have not been made on or before the Closing Date;

the Vendor shall be satisfied, in its sole judgement, acting reasonably, firstly that the Well Licenses transfer application will be accepted by the AEUB, and secondly that any security deposits to be made by the Purchaser shall be made in a timely fashion;

(ii)	that TSXV Approval and any and all regulatory or governmental approvals required by Applicable Laws in respect to the issuance of the Shares by the Purchaser to the Vendor shall have been obtained;

(iii)
the Purchaser shall have performed or complied in all material respects with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

(iv)	the Purchaser shall have tendered to the Vendor the Adjusted Purchase Price in the manner provided for in Clause 5;

(v)
the representations and warranties of the Purchaser outlined in this Agreement shall be true in all material respects at and as of the Closing Date and the Purchaser shall have delivered to the Vendor a certificate of an officer of the Purchaser, dated the Closing Date in the form attached hereto as Schedule "H", to the effect that the representations and warranties contained in Clause 12 hereof are true and correct in all material respects; and

(vi)	the Purchaser shall have executed and delivered to the Vendor at least one copy of the Conveyance Documents tendered by the Vendor.

The foregoing conditions shall be for the benefit of the Vendor and may be waived by the Vendor in writing, in whole or part, at any time, provided the Vendor may not waive the existence or operation of any preferential right to purchase any of the Assets. In case any of the said conditions (i) to (vi) inclusive shall not be complied with, or waived by the Vendor, at or before the Closing Date, the Vendor may rescind or terminate this Agreement by written notice to the Purchaser.

(c)
The Purchaser and the Vendor shall proceed diligently and in good faith and use commercially reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent. If there is a condition precedent that is to be satisfied or complied with prior to the Closing Time, and if, by the time the condition precedent is to be satisfied or complied with, the Party whose benefit the condition precedent exists fails to notify the other Party whether or not the condition precedent has been satisfied or complied with, the condition precedent shall be conclusively deemed to have been satisfied or complied with.

15.	CONSENTS AND PREFERENTIAL RIGHTS

(a)
If all or any portion of the Assets are subject to Rights of First Refusal, as soon as is practicable after execution of this Agreement, the Purchaser, acting reasonably, shall advise the Vendor in writing of the Purchaser's valuation of the Assets which are subject to such Rights of First Refusal and such allocations shall be used for the purposes of this Clause except where such allocations are unreasonable. The Vendor shall upon receipt of the Purchaser's values, promptly serve all notices as are required under the applicable Rights of First Refusal provisions. Each such notice shall include full particulars of this transaction and a request for a waiver of the applicable Right of First Refusal. Notwithstanding anything to the contrary herein expressed or implied, the Vendor and the Purchaser acknowledge and agree that if any of such Rights of First Refusal are exercised, then the Purchase Price shall be reduced by the total amounts allocated pursuant to this Subclause 15(a) to that portion of the Assets upon which Rights of First Refusal are exercised.

(b)
Prior to Closing the Parties shall use all reasonable efforts to obtain and deliver to the other Party all necessary consents (other than consents which may not be unreasonably withheld), waivers, permissions and approvals by Third Parties and governmental and regulatory authorities in connection with the transaction contemplated herein.

16.	TERMINATION

(a)
If this Agreement is terminated in accordance with its terms prior to Closing, then except for this Clause 16 and Clause 17 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, the Purchaser shall promptly return to the Vendor all materials delivered to the Purchaser by the Vendor hereunder, together with all copies of them that may have been made by or for the Purchaser, and, subject to the provisions of Subclause 16(b), the Vendor shall promptly return to the Purchaser the portion of the Deposit not already released to the Vendor pursuant to Subclause 16(c) and any interest earned thereon, and the balance of the Deposit released to Vendor shall be repaid by Vendor to Purchaser pursuant to the terms of the Promissory Notes.

(b)
If a Party (the "Defaulting Party") fails to comply with any of the terms and conditions of this Agreement and Closing does not occur because of such failure, the other Party (the "Injured Party") may, by notice to the Defaulting Party, elect to either:

(i)
where the Defaulting Party is the Purchaser and the Closing does not occur by reason that the Vendor's Closing conditions contained in Subclause 14(b) have not been satisfied and the failure to satisfy such conditions is a direct result of the Purchaser's failure or refusal to satisfy its material obligations hereunder, treat the Agreement as terminated by reason of the non-fulfilment of the obligations of the Defaulting Party, in which case the Injured Party's remedy for such default shall be limited to that prescribed by this Subclause 16(b)(i) and the Injured Party shall be deemed to have waived all other remedies which may otherwise have been available to it at law or equity with respect to such default. In such event, the Deposit and the interest accrued thereon shall be paid to the Vendor as a genuine pre-estimate of liquidated damages and not as a penalty, and the payment of such liquidated damages shall be the Vendor's sole remedy hereunder; or

(ii)
in the case of default by the Vendor, treat this Agreement as terminated by reason of the non-fulfilment of the Vendor's obligations, in which case, Stikeman Elliott LLP shall return the Deposit or that portion thereof remaining in trust, including any interest accrued thereon to the Purchaser and, if the Purchaser so decides, pursue a claim for losses resulting from such default; or

(iii)
continue to treat the Agreement as binding and enforceable, in which event the Deposit shall be retained by the Vendor pending resolution of the default by agreement of the Parties or in accordance with a final order of a court of competent jurisdiction.

However, the Injured Party shall be deemed to be treating this Agreement as in effect and enforceable, unless and until it specifically elects in writing to pursue an alternative in Subclause 16(b)(i) or 16(b)(ii).

(c)	In the event Closing has not occurred by:

(i)
June 28, 2007, Stikeman Elliott LLP shall release $2 million dollars of the Deposit to the Vendor to be used by the Vendor to satisfy previously existing debt obligations to 1304146 Alberta Ltd. pursuant to a promissory note in the principal amount of $1,500,000 in the form attached hereto as Schedule "J" and for general corporate purposes;

(ii)
July 29, 2007, Stikeman Elliott LLP shall release an additional $1 million dollars of the Deposit to the Vendor to be used by the Vendor to satisfy previously existing debt obligations to 1304146 Alberta Ltd. pursuant to a promissory note in the principal amount of $1,000,000 in the form attached hereto as Schedule "K"; and

(iii)
August 29, 2007, Stikeman Elliott LLP shall release the remaining balance of the Deposit (plus any accrued interest) to the Vendor to be used by the Vendor to satisfy previously existing debt obligations to 1304146 Alberta Ltd. pursuant to a promissory note in the principal amount of $1,500,000 in the form attached hereto as Schedule "L" and for general corporate purposes;

and in each case, the portion of the Deposit so released shall be deemed to be a loan by the Purchaser to the Vendor pursuant to the terms of the Promissory Notes and a general security agreement granted by the Vendor in favour of the Purchaser, in the form attached hereto as Schedule "M". The Purchaser shall not be obligated and Stikeman Elliott LLP shall not be authorized to advance any portions of the Deposit not already advanced pursuant to this Subclause 16(c) if the Vendor is in default of its obligations hereunder at the time such advance is to be made pursuant to this Subclause 16(c), unless expressly and specifically authorized in writing by the Purchaser.

17.	CONFIDENTIALITY

Information obtained by the Purchaser, its directors, officers, employees, agents, consultants or advisors, under this Agreement concerning the Assets and information contained in this Agreement shall be retained in confidence and used only for the purposes contemplated by this Agreement unless and until the Closing of the purchase of such Assets, whereupon the Purchaser's rights to use or disclose such information shall be subject to any Title and Operating Documents that may apply thereto. Any additional information obtained by the Purchaser, its directors, officers, employees, agents, consultants or advisors, under this Agreement which does not relate to the Assets shall continue to be treated as confidential and not used by the Purchaser without the prior written consent of the Vendor.

Neither the Vendor nor the Guarantor shall directly or indirectly, discuss, negotiate with, entertain, solicit or accept any offers from any Third Parties relating to the sale of the Assets or convey any of the Assets to any Third Parties between the date of this Agreement and Closing. In addition, both Parties agree to only disclose, if necessary, minimum disclosure requirements to comply with Securities Laws or to those of its representatives, legal or financial advisors or lenders who have a need to know such information in connection with the Closing of the transactions described herein. The disclosing Party will inform, and seek comments from the other Parties, prior to any public release of such information.

18.	INFORMATION AND MATERIALS

(a)
The Vendor shall, subject to contractual restrictions relating to disclosure, deliver copies of such Technical Information and records in organized form to the Purchaser promptly after Closing and the Purchaser shall receive such Technical Information and records. The Purchaser shall maintain such Technical Information and records and shall not destroy same prior to the latest of any period under Applicable Laws for which a Party is required to maintain such documents and records.

(b)
After the Closing Date, the Vendor and its representatives may, upon reasonable notice to the Purchaser, have access during business hours to the Technical Information and records delivered hereunder (to the extent the same is retained by the Purchaser or to which it has access) to obtain and copy information in respect of matters arising prior to the Closing Date if the information derived from such access is required in connection with audits or the Vendor's dealings with taxing or other regulatory authorities or is required to comply with any Applicable Law, regulation or ruling by a relevant government or regulatory authority or in any court of law or other tribunal having jurisdiction.

19.	LIABILITIES AND INDEMNITIES

(a)
Except as otherwise expressly provided for herein, and subject to Subclauses 19(c) and 19(d), the Vendor, after Closing, shall be liable to the Purchaser for all Losses which the Purchaser may suffer and, in addition, shall indemnify and save harmless the Purchaser, its directors, officers, employees, agents, successors and assigns from and against any Losses which arise or are directly attributable to any breach of any representation or warranty made by the Vendor herein excepting to the extent such Losses are caused by the gross negligence or wilful default of the Purchaser, its successors or assigns, provided however that written notice of a claim hereunder together with reasonable particulars must have been provided by the Purchaser to the Vendor within eighteen (18) months of the Closing Date. The indemnity granted herein by the Vendor is not a title warranty and does not provide an extension of any representation or warranty contained in Clause 10.

(b)
Except as otherwise expressly provided for herein, the Purchaser, after Closing, shall be liable to the Vendor for all Losses which the Vendor may suffer and, in addition, shall indemnify and save harmless the Vendor, its directors, officers, employees, agents, successors and assigns from and against any Losses pertaining to the Assets and occurring or accruing on or after the Closing Date excepting to the extent such Losses are caused by the gross negligence or wilful default of the Vendor and its successors or assigns.

(c)
The Parties agree that all costs, expenses, risks, liabilities and obligations respecting the abandonment of any Wells which are part of the Assets; closure, decommissioning, dismantling and removing the Tangibles and restoration, remediation and reclamation of all Sites and the lands to which the Surface Rights relate, shall be borne and paid for solely by the Purchaser. The Purchaser shall, in respect thereof, indemnify, defend and save harmless the Vendor, its directors, officers, employees, agents, successors and assigns from and against any claims or demands by any person for or resulting in expense, liability, loss, costs, claims or damages, direct or indirect (including the effects of, and the costs of complying with any order, direction, or claim of any government, or agency, department, official or tribunal thereof having jurisdiction) pertaining to the foregoing operations conducted or failed to be conducted by the Purchaser.

(d)
The Purchaser shall, after Closing, be liable to the Vendor for all Environmental Liabilities, regardless of the date on which they may have occurred or from which they may have accrued, which the Vendor, its directors, officers, employees, agents, successors and assigns may suffer, sustain, pay or incur and, in addition, shall indemnify, defend and save harmless the Vendor, its directors, officers, employees, agents, successors and assigns from and against any claims or demands by any person for any Environmental Liability. The Purchaser shall not be entitled to exercise and hereby waives any rights or remedies which the Purchaser may now or in the future have against the Vendor in respect of Environmental Liabilities, whether pursuant to common law or statute or otherwise, including, without limitation, the right to name the Vendor, its directors, officers, employees, agents, successors and assigns as a third party to any action by any Third Party against the Purchaser.

(e)
Subject to the terms of the Promissory Notes to be entered pursuant to the terms of this Agreement, the total of the liabilities and indemnities of the Vendor, its successors and assigns under this Agreement or any document delivered pursuant hereto (including, without limitation, claims relating to its covenants, representations, warranties and indemnities) shall not exceed the Purchase Price.

20.	COVENANTS OF THE VENDOR AND THE PURCHASER

(a)
No Party will make any press release or other announcement respecting this Agreement without the consent of the other Party unless a Party refuses to consent and the Party desiring to make the release or other announcement is advised by its counsel that the release or other announcement is required to comply with any Applicable Law. This obligation will expire after all post-closing announcements required by Securities Laws relating to the transaction contemplated herein have been completed.

(b)
If the purchase and sale contemplated by this Agreement is closed, then, from the Closing Date until the Purchaser or its nominee becomes the recognized holder of the Assets in the place of the Vendor, the Vendor shall:

(i)	represent the Purchaser and receive and hold all proceeds, benefits and advantages accruing in respect of such Assets for the benefit, use and ownership of the Purchaser;

(ii)
on a monthly basis, deliver to the Purchaser all revenues, proceeds and other benefits received by the Vendor attributable to production after the Adjustment Date in respect of the Assets and all amounts received in respect of the Trust Agreements together with the relevant statements of operations and related documents;

(iii)
deliver to the Purchaser all Third Party notices and communications received by the Vendor in respect of the Assets in order to permit the Purchaser to exercise its rights in accordance with the terms of the relevant Title and Operating Documents;

(iv)
deliver to the Purchaser all Third Party invoices, cash calls and other billings in respect of such Assets in order to permit the Purchaser to make all payments required thereunder in a timely fashion; and

(v)
in a timely manner deliver to Third Parties all notices and communications as the Purchaser may reasonably request in writing and all monies and other items the Purchaser provides in respect of such Assets;

(c)	the Vendor shall not transfer, assign, sell, convey or otherwise dispose of the Shares to any other person during the one year hold period prescribed in Subclause 5(c) herein;

(d)
the Vendor shall not encumber the Shares during the one year hold period prescribed in Subclause 5(c) herein unless such encumbrance is in respect to a bona fide loan from a Third Party lender and the lender agrees with the Purchaser to be bound by the provisions of Subclause 20(c) during the one year hold period.

(e)
the Purchaser shall, on and after the Closing Date, observe, perform and be bound by, as they become due, all covenants, obligations and liabilities in respect of the Assets, including, without limitation, all obligations of the Vendor under the Title and Operating Documents; and

(f)
the Parties each agree to use all reasonable commercial efforts and to cooperate in respect of determining, prior to Closing, if a security deposit will required to be made by either Party in order to secure the consent of the AEUB to the transfer of the Well Licenses to the Purchaser. Specifically, the Purchaser shall assist the Vendor in estimating the "Licensee Liability Rating" of either Party, assuming Closing occurs. In the event that either Party is required by the AEUB to place a security deposit or deposits with the AEUB in order to secure the AEUB's consent to the transfer of the Well Licenses, the Party required to place such a deposit agrees and covenants that it shall post such a deposit or deposits forthwith upon being required to do so.

Nothing in this Subclause shall be construed as extending or restricting or limiting in any manner any of the other covenants, warranties, representations and other obligations of the Parties under this Agreement. The Vendor shall not be liable to the Purchaser for any Losses suffered by the Purchaser in connection with the arrangement established by this Subclause, except to the extent that the loss is caused by the Vendor's gross negligence or its wilful misconduct. The Purchaser indemnifies the Vendor, its directors, officers, contractors, agents, employees, successors and assigns from and against any Losses arising out of the performance by the Vendor or its directors, officers, employees, agents, contractors, successors or assigns of their obligations under this Subclause.

21.	VENDOR ACKNOWLEDGEMENT

The Vendor hereby acknowledges that, in addition to the one year hold period pursuant to Subclause 20(c) herein, the Shares to be issued to it upon Closing pursuant to the terms hereof shall be subject to a "restricted period" in accordance with Section 2.5 of National Instrument 45-102 - Resale of Securities.

22.	SUBROGATION

Insofar as is reasonably practicable, the Purchaser shall have full rights of substitution and subrogation in and to all covenants, representations and warranties previously given by Third Parties with respect to the Assets or any of them.

23.	WAIVER

No waiver by any Party of any breach of any of the terms, conditions, representations or warranties in this Agreement shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party and any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

24.	FURTHER ASSURANCES

At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such other instruments and take such other action as may be reasonably necessary to carry out their obligations under this Agreement.

25.	ASSIGNMENT

The Purchaser shall not assign its interest in or under this Agreement without obtaining the prior written consent of the Vendor and provided that the Purchaser shall in any event remain liable for all of its obligations and liabilities under this Agreement and shall not thereby be released from any of its obligations or liabilities under this Agreement.

26.	NOTICE

All notices required or permitted hereunder or with respect to this Agreement shall be in writing and shall be deemed to have been properly given and delivered when delivered personally, or when sent from a point within Canada by confirmed facsimile (or by any other like method by which a written and recorded message may be sent), and addressed to the Parties, respectively, as follows:

The Purchaser:	North Peace Energy Corp. 470, 505 - 3rd Street S.W. Calgary, Alberta T2P 3E6

Attention: Louis Dufresne, President Telephone No.: (403) 262-6024 Facsimile No.: (403)262-6072

The Vendor:	Peace Oil Corp. c/o Surge Global Energy 12220 El Camino Real, Suite 410 San Diego, CA 92130

Attention: Chief Executive Officer Phone: (858)704-5012 Fax: (858)704-5013

The Guarantor:	Surge Global Energy, Inc. 2220 El Camino Road, #410 San Diego, CA 92130

Attention: Chief Executive Officer Phone: (858)704-5012 Fax: (858)704-5013

Any notice or communication sent by personal service, facsimile or other means shall be deemed received when delivery or reception of the transmission is complete except that, if such delivery or transmission is sent on a Saturday, Sunday or day when the receiving Party's office is not open for the regular conduct of business, on or after 4:00 p.m., such notice or communication shall be deemed to be received on the next day that such office is open for the regular conduct of business. Any Party may change its address for the purposes hereof by directing a notice in writing of such change to the other Parties at their above addresses.

27.	GOVERNING LAW

This Agreement shall in all respects be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

28.	ENTIRE AGREEMENT

(a)	This Agreement supersedes all previous agreements and states the entire agreement between the Parties concerning the Assets.

(b)	This Agreement may be amended only by written instrument signed by the Vendor and the Purchaser.

29.	ENUREMENT

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

30.	SEVERABILITY

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if the invalid, illegal or unenforceable provision had never been contained herein unless the deletion of the provision would result in such material change to cause the completion of the transactions contemplated herein to be unreasonable.

31.	TIME

Time shall be of the essence in this Agreement.

32.	PROMISSORY NOTES

In the event that Closing has not occurred by the dates set out in Subclause 16(c) herein, then all Deposit funds advanced and released to the Vendor pursuant to the terms of this Agreement shall be governed by the terms of the Promissory Notes entered into in respect thereto, including the repayment of the Deposit funds to the Purchaser and such failure to Close shall not give rise to any claims by the Vendor against the Purchaser for damage, loss or forfeiture of the Deposit.

33.	GUARANTEE OF OBLIGATIONS

The Guarantor guarantees and shall be jointly and severally liable for the obligations and liabilities of the Vendor hereunder and shall indemnify and save harmless the Purchaser from all Losses incurred as a result of any breach of the covenants, representations or warranties contained herein, subject to Subclause 19(e).

IN WITNESS WHEREOF the Parties have duly executed this Agreement in accordance with their respective requirements therefore, as of the date first above written.

PEACE OIL CORP.		NORTH PEACE ENERGY CORP.
Per:	/s/ David Perez	Per:	/s/ Louis R. Dufresne
	David Perez Chief Executive Officer		Louis R. Dufresne, President
SURGE GLOBAL ENERGY, INC.
Per:	/s/ David Perez
David Perez Chief Executive Officer
This is the execution page to the Agreement of Purchase and Sale dated June 25, 2007 among Peace Oil Corp., North Peace Energy Corp. and Surge Global Energy, Inc.

SCHEDULE "A" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

PETROLEUM AND NATURAL GAS RIGHTS

Oil Sands Leases	Lands	Vendor's Working Interest	Ha	Annual Rental	Due date	Encumbrances
OS7405120334	Twp 89, Rge 8 W5 Sections 1-3,10-15	30%	2,304	$8064.00	Dec 15 2006	Crown Royalty
OS7405120335	Twp 89, Rge 8 W5 Sections 4-9, 16-18	30%	2,304	$8064.00	Dec 15 2006	Crown Royalty
OS7405120336	Twp 89, Rge 8 W5 Sections 19-21, 28-33	30%	2,304	$8064.00	Dec 15 2006	Crown Royalty
OS7405120337	Twp 89, Rge 8 W5 Sections 22-27, 34-36	30%	2,304	$8064.00	Dec 15 2006	Crown Royalty
OS7405120339	Twp 89, Rge 10 W5 Sections 1-3, 10-15	30%	2,304	$8064.00	Dec 15 2006	Crown Royalty
OS7405120340	Twp 89, Rge 10 W5 Sections 22-27, 34-36	30%	2,304	$8064.00	Dec 15 2006	Crown Royalty
OS7406020462	Twp 88, Rge 08 W5 Sections 04-09, 16-18	30%	2,304	$8064.00	Feb. 9 2007	Crown Royalty
OS7406020463	Twp 88, Rge 08 W5 Sections 19-21, 28-33	30%	2,304	$8064.00	Feb. 9 2007	Crown Royalty
OS7406020464	Twp 88, Rge 09 W5 Sections 01-03, 10-15	30%	2,304	$8064.00	Feb. 9 2007	Crown Royalty
OS7406020467	Twp 88, Rge 09 W5 Sections 22-27, 34-36	30%	2,304	$8064.00	Feb. 9 2007	Crown Royalty

OS7406020465	Twp 88, Rge 09 W5 Sections 04-09, 16-18	30%	2,304	$8064.00	Feb. 9 2007	Crown Royalty
OS7406030666	Twp 88, Rge 07 W5 Sections 22-27, 34-36	30%	2,304	$8064.00	Mar. 9 2007	Crown Royalty
OS7406030667	Twp 89, Rge 07 W5 Sections 1-3,10-15	30%	2,304	$8064.00	Mar. 9 2007	Crown Royalty
OS7406030668	Twp 89, Rge 07 W5 Sections 04-09, 16-18	30%	2,304	$8064.00	Mar. 9 2007	Crown Royalty
OS7406060674	Twp 87, Rge 11 W5 Sections 19-21,28-33	30%	2,304	$8064.00	June 15, 2007	Crown Royalty
TOTALS	135 sections		34,560 ha 86,400 acres	$120,960.00

SCHEDULE "B" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

WELLS

WELL LISTING - RED EARTH PROPERTY
(At June 25, 2007)

WELL LSD	ZONE	OPERATOR	Vendor's Working Interest
07-26-088-09 W5M	Bluesky	Vendor	30%
09-35-088-09 W5M	Bluesky	Vendor	30%
05-10-088-09 W5M	Bluesky	Vendor	30%
02-12-088-09 W5M	Bluesky	Vendor	30%
04-18-088-08 W5M	Bluesky	Vendor	30%
14-23-088-09 W5M	Bluesky	Vendor	30%
102/05-10-088-09 W5M	Spirit River	Vendor	30%
01-01-089-10 W5M	Bluesky	Purchaser	30%
12-24-089-10 W5M	Bluesky	Purchaser	30%

SCHEDULE "C" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

TANGIBLES

•	Tubulars - Casing - installed in the Wells. Leftovers include 2 joints of 8-5/8” casing, 17 joints 5-1/2” casing and one joint of 7” casing stored at the Winalta Trucking yard in Red Earth Creek.

•	Tubulars - Tubing - string in 07-26. Remainder approx 90 joints 2-7/8 inch tubing is stored at Winalta yard in Red Earth Creek (50 Joints) and Edmonton (40 joints).

•	Tubulars - Polish rod and rods - remain in 07-26

•	No Tanks purchased (rentals only - returned)

•	No Pumps purchased (rentals only - returned)

•
Drive Head & Prime Mover (rented for 07-26 - returned). NOTE: The Drive Head unit was thought to have been returned to Weatherford, but it was discovered in early June that the unit was left on-site during clean-up (Still bolted to the wellhead). Weatherford has been accruing rental charges (approx $2500/month). The cost to buy this unit out is approx $10k. Weatherford has been contacted to this effect.

•
Misc Items - Stored at Winalta Trucking Yard - Red Earth, 1 or 2 used drill bits, some partial cut-off joints of casing. Some misc fittings, valves etc used for tie-in to rental tank during 07-26 testing operations were cleaned up and stored at Apex Distribution in Red Earth. (Low level storage in the event of future need.)

•	Casing Bowls: Salvaged casing bowls are at Superior Welding in Red Earth - these may be used for future operations. For 07-26 and 14-23, bowls and related equipment are still on these wells.

•	Signs and Posts - installed on wellsites

EXCLUDED TANGIBLES

-NIL-

SCHEDULE "D" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

AFE'S

-NIL-

SCHEDULE "E" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

TAKE OR PAY, PRODUCTION SALES
AND TRANSPORTATION CONTRACTS

-NIL-

SCHEDULE "F" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

CONVEYANCE

THIS AGREEMENT is made the 28th day of June, 2007.

BETWEEN:

Peace Oil Corporation, a body corporate having offices in Calgary, Alberta (hereinafter referred to as the “Vendor”)

AND

North Peace Energy Corp., a body corporate having offices in Calgary, Alberta (hereinafter referred to as the “Purchaser”)

WHEREAS the Vendor has agreed to sell and convey the Assets to the Purchaser and the Purchaser has agreed to purchase and receive the Assets from the Vendor;

For the consideration provided in the Purchase Agreement and in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the Parties covenant and agree as follows:

1.    DEFINITIONS

In this Agreement, including the premises hereto, “Purchase Agreement” means the agreement entitled “Agreement of Purchase and Sale”, made the 25th day of June, 2007 and made among the Vendor, as vendor, the Purchaser, as purchaser and Surge Global Energy, Inc. as guarantor.

In addition, the definitions provided for in the Purchase Agreement are adopted herein by this reference.

2.    CONVEYANCE

The Vendor, pursuant to and for the consideration provided for in the Purchase Agreement, the receipt and sufficiency of such consideration being hereby acknowledged by the Vendor, hereby sells, assigns, transfers, conveys and sets over to the Purchaser the entire right, title, estate and interest of the Vendor in and to the Assets, to have and to hold the same absolutely, together with all benefit and advantage to be derived therefrom.

3.    EFFECTIVE TIME

This Conveyance shall be effective as of the Closing Date.

4.    SUBORDINATE DOCUMENT

This Agreement is executed and delivered by the Parties pursuant to and for the purposes of the provisions of the Purchase Agreement and the provisions of the Purchase Agreement shall prevail and govern in the event of a conflict between the provisions of the Purchase Agreement of the provisions of this Agreement.

5.    MERGER CLAUSE

There shall be no merger of any covenant, representation or warranty contained in the Purchase Agreement by virtue of the execution and delivery hereof.

6.    ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of each of the Parties and their respective trustees, receivers, receiver-managers, successors and assigns.

7.    FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter, at the request of the other Party but without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms thereof.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

PEACE OIL CORP.		NORTH PEACE ENERGY CORP.
By:		By:
David Perez

This is the execution page to the Conveyance from Peace Oil Corp. to North Peace Energy Corp. made the 28th day of June, 2007.

SCHEDULE "G" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

DISCLOSURE

One Rental Drive-Head is still in place on the 07-26 wellhead. This unit was thought to have been returned to Weatherford, but it was discovered in early June that the unit was left on-site. Weatherford has been accruing rental charges (approx $2500/month). The cost to buy this unit out is approximately $10,000. Weatherford has been contacted to this effect.

SCHEDULE "H" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

OFFICER'S CERTIFICATE

TO:         North Peace Energy Corp. (the "Purchaser")

The undersigned, David Perez, being the Chief Executive Officer of Peace Oil Corp. (the "Vendor"), does hereby certify, for and on behalf of the Vendor and not in his/her personal capacity and without any personal liability to the undersigned, as follows:

1.	The undersigned is personally familiar, in his/her capacity as an officer or employee or the Vendor, with the matters hereinafter mentioned.

2.
This certificate is made pursuant to Subparagraph 14(a)(iii) of an Agreement of Purchase and Sale made June 25, 2007 among the Vendor, the Purchaser and Surge Global Energy, Inc. (the "Sale Agreement").

3.	The definitions contained in the Sale Agreement are herein adopted and wherever used shall have the meanings ascribed to them in the Sale Agreement.

4.	The representations and warranties of the Vendor contained in the Sale Agreement were true in all material respects when made and are true in all material respects as of the date hereof.

5.	All obligations of the Vendor contained in the Sale Agreement to be performed by it or on its behalf prior to or at Closing have been performed in a timely manner in all material respects.

DATED at Calgary, Alberta as of the 28th day of June, 2007.

David Perez

OFFICER'S CERTIFICATE

TO:         Peace Oil Corp. (the "Vendor")

The undersigned, Louis R. Dufresne, being an officer or employee of North Peace Energy Corp. (the "Purchaser"), does hereby certify, for and on behalf of the Purchaser and not in his/her personal capacity and without any personal liability to the undersigned, as follows:

1.	The undersigned is personally familiar, in his/her capacity as an officer or employee or the Purchaser, with the matters hereinafter mentioned.

2.	This certificate is made pursuant to Subparagraph 14(b)(v) of an Agreement of Purchase and Sale made June 25, 2007 among the Vendor, the Purchaser and Surge Global Energy, Inc. (the "Sale Agreement").

3.	The definitions contained in the Sale Agreement are herein adopted and wherever used shall have the meanings ascribed to them in the Sale Agreement.

4.	The representations and warranties of the Purchaser contained in the Sale Agreement were true in all material respects when made and are true in all material respects as of the date hereof.

5.	All obligations of the Purchaser contained in the Sale Agreement to be performed by it or on its behalf prior to or at Closing have been performed in a timely manner in all material respects.

DATED at Calgary, Alberta as of the 28th day of June, 2007.

Louis R. Dufresne

SCHEDULE "I" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

CERTIFIED COPY OF VENDOR'S SHAREHOLDER'S RESOLUTION APPROVING SALE

SEE ATTACHED

SCHEDULE "J" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

PROMISSORY NOTE #1

PROMISSORY NOTE

AMOUNT:    CDN. $•

FOR VALUE RECEIVED Peace Oil Corp. (the "Debtor"), hereby promises to pay, in accordance with the provisions hereof, to the order of North Peace Energy Corp. (the "Creditor"), the aggregate sum of CDN.$• (the "Principal Sum") together with interest thereon from and after the date hereof, before and after demand, default and judgment, at the rate of interest quoted by Royal Bank of Canada on the day prior to the advance as the reference rate of interest which it employs to determine the interest it will charge for demand loans in Canadian dollars and which it will designate as its prime rate on a per annum basis.

Interest accruing due hereunder shall be calculated daily in accordance with the "nominal rate" method of interest calculation on the basis of a 365 or 366 day year (as the case may be) and shall be due and payable in arrears on the date of repayment.

34.	Payments

Reference is made to the purchase and sale agreement dated June 25, 2007 between the Debtor and the Creditor (the "Agreement") whereby the Creditor has agreed, inter alia, in accordance with the terms of the Agreement, to purchase certain assets of the Debtor (the "Transaction"). Repayment of the Principal Sum hereunder shall be made in following manner:

(a)
if the Creditor fails to consummate the Transaction by September 1, 2007 as a result of its failure to obtain the equity financing as contemplated in subclause 14(a)(xii) of the Agreement, or the Agreement is terminated by reason of any default of the Debtor other than a default that would constitute an Event of Default as set forth in subparagraph 35(a)(iv) below, the Principal Sum and any and all accrued interest thereon shall be repaid to the Creditor on September 1, 2008;

(b)
if the Transaction fails to close by September 1, 2007 or the Agreement is otherwise terminated due to a default by Creditor of its obligation to close pursuant to the Agreement, (and for greater certainty, a failure to obtain equity financing as contemplated in paragraph (a) herein does not constitute a default by Creditor), then the Principal Sum and any and all accrued interest thereon shall be deemed to have been repaid by the Debtor and this Promissory Note shall be returned to the Debtor by the Creditor to surrender for cancellation;

(c)
if the Transaction is completed and has closed as more particularly set out in the Agreement, then the Principal Sum and any and all accrued interest thereon shall be deemed to have been repaid by the Debtor and this Promissory Note shall be returned to the Debtor by the Creditor to surrender for cancellation;

(d)
if any payment date set forth above falls on a day which is not a business day in Calgary, Alberta, then the payment owing shall be due on the first business day immediately following such payment date; and

(e)	each payment made by the Debtor to the Creditor hereunder shall be made at the offices of the Creditor in Calgary, Alberta.

35.	Default

(a)	For the purposes of this Promissory Note, the following shall constitute an "Event of Default" hereunder:

(i)	if the Debtor fails to pay when and as required to be paid herein, any amount within two (2) days after the same becomes due;

(ii)	if the Debtor ceases to carry on business;

(iii)
if a decree or order of a court of competent jurisdiction is entered adjudging the Debtor a bankrupt or insolvent or approving as properly filed a petition seeking the winding-up of the Debtor under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or issuing sequestration or process of execution against, or against any substantial part of the assets of, the Debtor or ordering the winding up or liquidation of its affairs (provided that, if any such proceedings are commenced by another person, such proceedings shall only constitute a Default if (x) such proceedings are not being diligently defended or (y) such proceedings have not been discharged, vacated or stayed within 30 days after commencement);

(iv)
if the Debtor becomes insolvent, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada), as amended from time to time, or any comparable law, seeks relief under the Companies' Creditors Arrangement Act (Canada), the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous law, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors' rights or consents to, or acquiesces in, the filing of such a petition, or takes any corporate action in furtherance of any of the foregoing (provided that, if any such proceedings are commenced by another person, such proceedings shall only constitute a Default if (x) such proceedings are not being diligently defended or (y) such proceedings have not been discharged, vacated or stayed within 30 days after commencement);

(v)
if the Transaction does not close or the Agreement is otherwise terminated, in each case, by reason of any default of the Debtor under the Agreement, provided that such default is the result of a direct act by, or omission of, the Debtor; and

after September 1, 2007, the following shall also constitute Events of Default hereunder:

(vi)
any representation or warranty made or deemed made by the Debtor in this Promissory Note or in the general security agreement dated as of even date herewith made by the Debtor in favour of the Creditor proves to have been incorrect in any material respect when made or furnished which has not been remedied within 20 days after written notice to do so has been given by the Creditor to the Debtor; and

(vii)
the breach or failure of the Debtor to comply with any covenant or provision of this Promissory Note or the general security agreement dated as of even date herewith made by the Debtor in favour of the Creditor, other than those heretofore or hereafter dealt with in this paragraph 2(a), which breach or failure is not cured or waived within 20 days of the Creditor providing written notice of such breach or failure to the Debtor.

(b)	If any Event of Default occurs, the Creditor may take any or all of the following actions:

(i)	demand immediate payment of the amount then due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Debtor; and

(ii)	exercise all rights and remedies available to it under the GSA or other remedies as are available to it under the Personal Property Security Act (Alberta) or at law.

(c)
Upon the occurrence of an Event of Default, the Creditor may by notice in writing to the Debtor declare the then outstanding amount of the Principal Sum to be immediately due and payable and the same shall become immediately due and payable to the Creditor and the Debtor shall forthwith pay the same to the Creditor failing which all rights and remedies of the Creditor hereunder or at law or equity in respect of such non-payment shall become enforceable.

36.	Miscellaneous

The Debtor represents and warrants to the Creditor that the Debtor has duly executed and delivered this Promissory Note and such Promissory Note constitutes a legal, valid and binding obligation of the Debtor enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws of general application limiting the enforcement of creditors' rights generally and principles of equity.

The Debtor hereby waives presentment, notice of dishonour, protest and notice of protest of this Promissory Note. This Promissory Note shall be construed in accordance with and governed by the terms of the laws of the Province of Alberta and the federal laws of Canada applicable therein.

[signature page follows]

DATED at Calgary, Alberta on ____________________, 2007.

PEACE OIL CORP.
Per:
Name: Title:

SCHEDULE "K" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

PROMISSORY NOTE #2

SEE ATTACHED

SCHEDULE "L" ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

PROMISSORY NOTE #3

SEE ATTACHED

SCHEDULE "M"ATTACHED TO AND FORMING PART OF THE AGREEMENT OF PURCHASE AND SALE AMONG PEACE OIL CORP., NORTH PEACE ENERGY CORP. AND SURGE GLOBAL ENERGY, INC. MADE THE 25TH DAY OF JUNE, 2007.

GENERAL SECURITY AGREEMENT

This General Security Agreement made as of June 28, 2007.

37.	DEFINITIONS

The following definitions shall apply herein:

(a)	"Act" means the Personal Property Security Act of the Province of Alberta in effect on the date hereof;

(b)
"Accessions", "Account", "Chattel Paper", "Consumer Goods", "Document of Title", "Equipment", "Entitlement Order", "Financing Change Statement", "Financing Statement", "Goods", "Instrument", "Intangible", "Inventory", "Investment Property", "Money", "Purchase Money Security Interest", "Securities Account", "Securities Intermediary" and "Security" shall have the meanings ascribed to them in the Act and shall be deemed to include both the singular and plural of such terms. All other capitalized words or terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Act and the Regulations passed pursuant thereto;

(c)
"Agreement", "herein", and similar expressions refer to the whole of this Security Agreement and not to any particular section or other portion thereof and extend to and include every instrument which amends or supplements this Agreement;

(d)
"Collateral" means all present and after-acquired personal property of the Debtor of whatever kind and wherever situate, including, without limiting the generality of the foregoing, those specific items, if any, described on the attached Schedule "A", together with all documents, writings, papers, books of account and records relating to the foregoing and all rights and interests therein, but shall not include:

(i)
the last day of any term of years reserved by any lease, verbal or written, or any agreement therefor now or hereafter held by the Debtor, it being the intention that the Debtor shall stand possessed of the reversion remaining in respect of any leasehold interest forming part of the Collateral upon trust to assign and dispose thereof as the Secured Party may after default direct, or

(ii)	Consumer Goods;

(e)
"Notes" mean collectively: (i) the promissory note entered into between the Debtor and the Secured Party dated as of June 28, 2007, as amended, amended and restated, supplemented, amended or otherwise modified from time to time, (ii) and any such other promissory note entered into between the Debtor and Secured Party from time to time pursuant to the Purchase Agreement, and "Note" shall mean any of such promissory notes;

(f)	"Debtor" means Peace Oil Corp., a corporation formed under the laws of the Province of Alberta;

(g)
"Default" means the happening of any one or more of the events or conditions described in Section 43 and such term shall be deemed to include each, any, or all such events or conditions, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to or in compliance with any judgement, decree or order of any Court or any order, rule or regulation of any administrative or governmental body;

(h)
"Indebtedness" means and includes any and all obligations, indebtedness and liability of the Debtor to the Secured Party pursuant to the Notes, (including but not limited to principal, interest and all costs on a full indemnity basis) present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, wherever and however incurred, together with any ultimate unpaid balance thereof, whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again, and whether the Debtor is bound alone or with another or others and whether as principal or surety;

(i)	"Permitted Liens" shall have the meaning ascribed to "Permitted Encumbrances" in the Purchase Agreement, in addition to any Security Interest in favour of the Secured Party.

(j)	"Proceeds" shall have the meaning ascribed to it in the Act;

(k)	"Purchase Agreement" means the purchase and sale agreement dated as of June 25, 2007 among the Debtor, the Secured Party and Surge Global Energy, Inc.;

(l)
"Receiver" means any one or more persons (whether officers of the Secured Party or not), firms or corporations appointed pursuant to Section 45(f) and shall be deemed to include a receiver, manager, receiver-manager, or receiver and manager;

(m)	"Secured Party" means North Peace Energy Corp.;

(n)	"Security Interest" means the security interest granted by the Debtor to the Secured Party pursuant to this Agreement; and

(o)	"Specifically Described Collateral" means those items, if any, described in Schedule "A" which comprise part of the Collateral.

All capitalized terms used herein and not otherwise defined have the meaning ascribed thereto in the Notes.

38.	GRANT OF SECURITY INTEREST

For value received (the receipt and sufficiency of which is hereby acknowledged) the Debtor hereby grants, assigns, conveys, mortgages, pledges and charges, as and by way of a specific mortgage, pledge and charge and grants a continuing Security Interest to and in favour of the Secured Party in the Collateral.

39.	INDEBTEDNESS SECURED

The Security Interest secures payment and satisfaction of the Indebtedness; provided however, that if the Security Interest in the Collateral is not sufficient to satisfy the Indebtedness of the Debtor in full, the Debtor agrees that the Debtor shall continue to be liable for any Indebtedness remaining outstanding and the Secured Party shall be entitled to pursue full payment and satisfaction thereof.

40.	ATTACHMENT OF SECURITY INTEREST

The Security Interest shall attach to the Collateral at the earliest possible moment in accordance with the Act, there being no intention on the part of the Debtor and the Secured Party that it attach at any later time.

41.	REPRESENTATIONS AND WARRANTIES OF THE DEBTOR

The Debtor represents and warrants, and as long as this Agreement remains in effect shall be deemed to continuously represent and warrant, that:

(a)	the Debtor has not previously carried on business and does not currently carry on business under any name other than the name set forth in Section 37(f);

(b)	the Collateral is legally and beneficially owned by the Debtor free of all security interests except for the Security Interest and the Permitted Liens;

(c)
the description of the Specifically Described Collateral, whether contained herein or provided elsewhere by the Debtor to the Secured Party, is complete and accurate and all serial numbers affixed or ascribed to any of the Collateral have been provided to the Secured Party;

(d)
each Chattel Paper, Intangible and Instrument constituting Collateral is enforceable in accordance with its terms (subject to applicable bankruptcy and insolvency laws and general principles of law and equity) against the party obligated to pay the same ("Account Debtor"), the amount represented by the Debtor to the Secured Party from time to time as owing by each Account Debtor shall be the correct amount owing unconditionally by such Account Debtor;

(e)
the locations specified in the attached Schedule "B" as to business operations and records are accurate and complete and, except for Goods in transit to such locations and Inventory on lease or consignment, all Collateral shall be situate at one of such locations; and

(f)
all financial statements, certificates and other information concerning the Debtor's financial condition or otherwise from time to time furnished by the Debtor to the Secured Party are and shall be in all respects complete, correct and fair representations of the affairs of the Debtor stated in accordance with generally accepted accounting principles applied on a consistent basis.

42.	COVENANTS OF THE DEBTOR

The Debtor covenants:

(a)	to keep the Collateral free from all security interests except for the Security Interest and the Permitted Liens;

(b)	to notify the Secured Party promptly in writing of:

(i)
any change in the information contained in this Agreement including any information relating to the Debtor (including its name), the Debtor's business, the Collateral, or the locations of the Collateral or the records of the Debtor, so that the Secured Party shall be constantly advised of all places where the Debtor conducts its business, maintains the Collateral and maintains its records;

(ii)
the removal of any of the Collateral to any jurisdiction in which any registration of, or in respect of, this Agreement may not be effective to protect the Security Interest, and in the case of such removal to provide the Secured Party with a written certificate stating the time of removal, what is being removed and the intended new locality of such Collateral, and to assist the Secured Party in effecting such further registrations as may be required by the Secured Party to protect its Security Interest;

(iii)	any material loss or damage to the Collateral;

(iv)	any default by an Account Debtor in payment or other performance of its obligations with respect to any Collateral; and

(v)	the return to or repossession by the Debtor of any Collateral;

(c)
to execute, acknowledge and deliver such further agreements and documents supplemental hereto (including financing statements, further schedules to this Agreement, assignments and transfers) and to do all acts, matters and things as may be requested by the Secured Party in order to give effect to this Agreement and to perfect the Security Interest, including but not limited to any of the same which may be required to correct or amplify the description of any Collateral or for any other purpose not inconsistent with the terms of this Agreement;

(d)	to pay all costs and expenses on a full indemnity basis (including legal fees as between a solicitor and his own client) incidental to:

(i)	the preparation, execution and filing of this Agreement;

(ii)	maintaining, protecting and defending the Collateral, the Security Interest, and all of the Secured Party's rights and interest arising pursuant to this Agreement; and

(iii)
the exercise of any rights or remedies of the Secured Party pursuant to this Agreement, including but not limited to the costs of the appointment of a Receiver and all expenditures incurred by such Receiver, the cost of any sale proceedings (whether the same prove abortive or not), and all costs of inspection, and all other costs and expenses incurred by the Secured Party in connection with or arising out of, directly or indirectly, this Agreement, all without limitation. All such costs and expenses shall be payable by the Debtor immediately upon demand from the Secured Party and until paid shall bear interest from the date of demand therefore by the Secured Party at the highest rate of interest then chargeable by the Secured Party to the Debtor on any of the Indebtedness. The amount of all such costs and expenses shall be added to the Indebtedness and shall be secured by this Agreement.

43.	EVENTS OF DEFAULT

The following constitute Default:

(a)	non-payment when due, whether by acceleration or otherwise, of any principal or interest forming part of the Indebtedness; or

(b)	the occurrence of an Event of Default under any Note.

44.	ACCELERATION

In the event of Default the Secured Party, in its sole discretion, may declare all or any part of the Indebtedness which is not by its terms payable on demand to be immediately due and payable, without demand or notice of any kind. The provisions of this clause shall not in any way affect any rights of the Secured Party with respect to any Indebtedness which may now or hereafter by payable on demand.

45.	REMEDIES

Upon Default the Secured Party shall have the following rights and powers, which the Secured Party may exercise immediately:

(a)
to enter upon the premises of the Debtor or any other premises where the Collateral may be situated and to take possession of all or any part of the Collateral, by any method permitted by law, to the exclusion of all others, including the Debtor, its directors, officers, agents and employees, and the Debtor hereby waives and releases the Secured Party and any Receiver from all claims in connection therewith or arising therefrom;

(b)	to remove all or any part of the Collateral to such place as the Secured Party deems advisable;

(c)
to preserve and maintain the Collateral and to do all such acts incidental thereto as the Secured Party considers advisable, including but not limited to making replacements and additions to the Collateral;

(d)
to collect, demand, sue on, enforce, recover and receive Collateral and give receipts and discharges therefor, and may do any such act and take any proceedings related thereto in the name of the Debtor or otherwise as the Secured Party considers appropriate;

(e)
to sell, lease, or otherwise dispose of the Collateral in such manner, at such time or times and place or places, for such consideration and upon such terms and conditions as the Secured Party deems reasonable (including without limitation, by deferred payment) all in the Secured Party's absolute discretion and without the concurrence of the Debtor; provided however, that the Secured Party shall not be required to do so and it shall be lawful for the Secured Party to use and possess the Collateral for any and all purposes and in any manner the Secured Party sees fit, all without hindrance or interruption by the Debtor or any other person or persons, provided however that none of the foregoing shall prejudice the Secured Party's right to pursue the Debtor for recovery in full of the amount of the Indebtedness, including the amount of any deficiency owing after the application of the proceeds of realization (and to the extend permitted by laws, the Debtor waives its rights to the protection afforded by any rule of law or legislation respecting such deficiency);

(f)
to appoint by instrument in writing, with or without bond, or by application to any Court of competent jurisdiction, a Receiver of the Collateral and to remove any Receiver so appointed and appoint another or others in his stead. Any such Receiver shall, so far as concerns responsibility for his acts, be deemed the agent of the Debtor and not of the Secured Party and the Secured Party shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his agents, servants or employees. Subject to the provisions of the instrument appointing him, any such Receiver shall have the power to take possession of the Collateral, to preserve the Collateral or its value, to carry on or concur in carrying on all or any part of the business of the Debtor and to sell, lease or otherwise dispose of or concur in selling, leasing or otherwise disposing of the Collateral (including dispositions by way of deferred payment). To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others including the Debtor, enter upon, use and occupy all premises owned or occupied by the Debtor where Collateral may be situate, to employ and discharge such employees, agents or professional advisors as the Receiver deems advisable, to enter into such compromises, arrangements or settlements as the Receiver deems advisable, to borrow or otherwise raise money on the security of the Collateral and to issue Receiver's certificates and do all such other acts as the Receiver deems advisable in connection with any of the powers referred to herein. Except as may be otherwise directed by the Secured Party, all monies received from time to time by the Receiver in carrying out his appointment shall be received in trust for and paid over to the Secured Party. In addition, every Receiver may, in the discretion of Secured Party, be vested with all or any of the rights and powers of the Secured Party under the Act or any other applicable legislation or under this Agreement or any other agreement;

(g)	to rescind or vary any contract for sale, lease or other disposition that the Debtor or the Secured Party may have entered into and to resell, release or redispose of the Collateral;

(h)
to deliver to any purchasers of the Collateral good and sufficient conveyances or deeds for the same free and clear of any claim by the Debtor. For such purposes, the purchaser or lessee receiving any disposition of the Collateral need not inquire whether Default under this Agreement has actually occurred but may as to this and all other matters rely upon a statutory declaration of an officer of the Secured Party, which declaration shall be conclusive evidence absent manifest error as between the Debtor and such purchaser or lessee, and any such disposition shall not be affected by any irregularity of any nature or kind relating to the enforcement of this Agreement or the exercise of the rights and remedies of the Secured Party;

(i)	to exercise any of the powers and rights given to a Receiver pursuant to this Agreement;

(j)
to provide written notice to the Debtor that all the powers, functions, rights and privileges of the directors and officers of the Debtor with respect to the Collateral, business and undertaking of the Debtor have or shall cease as of the date notified therein, except to the extent specifically continued at any time by the Secured Party in writing; and

(k)
to take the benefit of or to exercise any other right, proceeding or remedy authorized or permitted at law or in equity, whether as a secured party pursuant to the Act as the same is in force from time to time or otherwise.

All rights and remedies of the Secured Party are cumulative and may be exercised at any time and from time to time independently or in combination. No delay or omission by the Secured Party in exercising any right or remedy shall operate as a waiver thereof or of any other right or remedy, and no singular partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Provided always that the Secured Party shall not be liable or accountable for any failure to exercise its remedies, take possession of, collect, enforce, realize, sell, maintain, lease or otherwise dispose of the Collateral, or to institute any proceedings for such purposes. The Secured Party shall have no obligation to take any steps to preserve rights against other parties, shall have no obligation to exercise any of the rights and remedies available to it on Default and shall not be liable or accountable for not exercising any such rights and remedies.

The Secured Party may waive any Default but no such waiver shall be effective unless made in writing and signed by an authorized officer of the Secured Party. Any such waiver shall not extend to, or be taken in any manner whatsoever to affect, any subsequent Default or the rights resulting therefrom.

46.	SECURED PARTY MAY REMEDY DEFAULT

The Secured Party shall have the right, but shall not be obliged to, remedy any Default of the Debtor and all sums thereby expended by the Secured Party shall be payable immediately by the Debtor, together with interest thereon at the highest rate of interest then chargeable by the Secured Party to the Debtor on any portion of the Indebtedness. All such sums shall be added to the Indebtedness and shall be secured by this Agreement. In no case shall the exercise of the Secured Party's rights pursuant to this Section 46 be deemed to relieve the Debtor from such Default or be deemed a waiver of such Default or of any other prior or subsequent Default.

47.	USE OF COLLATERAL

Subject to compliance with the Debtor's covenants contained herein, the terms of the Notes, and to the following provisions of this Section 47, until Default the Debtor may possess, collect, use, enjoy and deal with the Collateral in the ordinary course of the Debtor's business in any manner not expressly or impliedly prohibited herein or otherwise inconsistent with the provisions of this Agreement.

Notwithstanding the foregoing:

(a)	after Default the Secured Party may notify all or any Account Debtors and may direct such Account Debtors to make all payments owed in respect of the Collateral directly to the Secured Party; and

(b)
the Debtor agrees that any payments on or other Proceeds of Collateral received by the Debtor, after Default, shall be received and held by the Debtor in trust for the Secured Party and shall be turned over to the Secured Party upon request.

If the Collateral at any time includes Securities, the Debtor authorizes the Secured Party to transfer the same or any part thereof into its own name or that of its nominees so that the Secured Party or its nominees may appear on record as the sole owner thereof; provided however that until Default the Secured Party shall deliver to the Debtor all notices or other communications received by it or its nominees as registered owner and upon demand and receipt of payment of any necessary expenses shall issue to the Debtor or its order a proxy to vote and take all action with respect to such Securities. However, after Default the Debtor waives all rights to receive any notices or communications in respect of such Securities and agrees that no proxy issued by the Secured Party to the Debtor or its order as aforesaid shall thereafter be effective.

If the Collateral at anytime includes Investment Property which is or is to be credited to a Securities Account established by the Debtor with a Securities Intermediary, the Debtor shall notify the Secured Party and, at the request of the Secured Party, shall and shall procure that the relevant Securities Intermediary shall enter into an agreement with the Secured Party which includes such terms as may be required by the Secured Party to ensure that the Secured has exclusive control over all Investment Property held in the relevant securities account following Default including, but not limited to, an agreement of the Securities Intermediary that it will comply with Entitlement Orders that are originated by the Secured Party without the further consent of the Debtor.

48.	APPROPRIATION OF PAYMENTS

All payments made at any time in respect of the Indebtedness and all Proceeds realized from any Securities held therefor may be applied (and reapplied from time to time notwithstanding any previous application) in such manner as the Secured Party sees fit or, at the option of the Secured Party, may be held unappropriated in a collateral account or released to the Debtor all without prejudice to the rights of the Secured Party hereunder, including the Secured Party's right to collect from the Debtor the amount of any deficiency remaining after application of all such payments and Proceeds.

49.	POWER OF ATTORNEY AND AUTHORIZATION TO FILE

The Debtor hereby authorizes the Secured Party to file such Financing Statements and other documents and do such acts, matters and things as the Secured Party from time to time deems appropriate to perfect, continue and realize upon the Security Interest and to protect and preserve the Collateral. In addition, for valuable consideration, upon the occurrence of a Default which is continuing, the Debtor hereby irrevocably appoints the Secured Party and its officers from time to time, or any one or more of them, to be the true and lawful attorney of the Debtor, with full power of substitution, in the name of and on behalf of the Debtor to execute and to do all deeds, transfers, conveyances, assignments, assurances, and other things which the Debtor ought to execute and do under the covenants and provisions contained in this Agreement and generally to use the name of the Debtor in the exercise of all or any of the rights, remedies and powers of the Secured Party.

50.	MISCELLANEOUS

(a)
The Secured Party may grant extensions of time and other indulgences, take and give up security, accept compositions, compound, comprise, settle, grant releases and discharges and otherwise deal with the Debtor, debtors of the Debtor, sureties and others and with the Collateral and other securities as the Secured Party sees fit, all without prejudice to the liability of the Debtor to the Secured Party or to the Secured Party's rights in respect thereof. In addition, upon the occurrence of a Default which is continuing, the Secured Party may demand, collect, and sue on the Collateral in either the Debtor's or the Secured Party's name, all at the Secured Party's option, and may endorse the Debtor's name on any and all cheques, commercial paper and other Instruments pertaining to or constituting the Collateral.

(b)
Neither the execution or registration of this Agreement, nor the advance or readvance of part of the monies hereby intended to be secured, shall bind the Secured Party to advance or readvance the said monies or any unadvanced part thereof. The advance or readvance of the said monies or any part thereof from time to time shall be in the sole discretion of the Secured Party.

(c)
The Debtor hereby waives protest of any Instrument constituting Collateral at any time held by the Secured Party on which the Debtor is in any way liable and, except as expressly prohibited by law, waives notice of any other action taken by the Secured Party.

(d)
Without limiting any other right of the Secured Party, whenever the Indebtedness is due and payable or the Secured Party has the right to declare it to be due and payable (whether or not it has been so declared), the Secured Party may, in its sole discretion, set off against the Indebtedness any and all monies then owed to the Debtor by the Secured Party in any capacity, whether or not due, and the Secured Party shall be deemed to have exercised such right to set-off immediately at the time of making its decision to do so even though any charge therefor is made or entered on the Secured Party's records subsequent thereto.

(e)
In any action brought by an assignee of this Agreement and the Security Interest or any part thereof to enforce any rights hereunder, the Debtor shall not assert against such assignee any claim or defence which the Debtor now has or may hereafter have against the Secured Party.

51.	NOTICE

In addition to the notice provisions contained in the Act, whenever the Debtor or the Secured Party is required or entitled to notify or direct the other or to make a demand or request upon the other, such notice, direction, demand or request shall be in writing and shall be sufficiently given only if delivered, transmitted by facsimile, or sent by prepaid registered mail addressed to the party for whom it is intended at the address contained in the Purchase Agreement or as changed pursuant hereto. Either party may notify the other of any change in such party's address to be used for the purposes hereof. All such communications shall, in the case of delivery or facsimile, be deemed received on the date of delivery and, if mailed as aforesaid, shall be deemed received on the third business day following the date of posting. In the case of a disruption in postal service all such communications shall be delivered or transmitted by facsimile.

52.	INTERPRETATION

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

(b)
This Agreement and the security afforded by it is in addition to and not in substitution for any other security now or hereafter held by the Secured Party and is intended to be a continuing security agreement and shall remain in full force and effect until released in writing by the Secured Party. The Secured Party shall have no obligation to provide such release unless and until the full amount of the Indebtedness has been paid in full.

(c)
If any provision of this Agreement is held invalid, in whole or in part, by any Court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain in full force and effect and this Agreement shall be enforced to the fullest extent permitted by law.

(d)
The Debtor hereby waives the benefit of all statutory, common law and equitable rights, benefits and provisions which in any way limit or restrict the Secured Party's rights and remedies, to the extent that such waiver is not expressly prohibited by law. The Debtor acknowledges and agrees that the Secured Party shall have the right to recover the full amount of the Indebtedness by all lawful means, including the right to seek recovery of any deficiency remaining after the sale of the Collateral, including any sale thereof to the Secured Party.

(e)	The headings of the sections of this Agreement are inserted for convenience of reference only and shall not affect or limit the construction or interpretation of this Agreement.

(f)
All schedules, whether attached hereto on the date hereof or subsequently attached pursuant to the provisions of this Agreement, form part of this Agreement. No modification, variation or amendment of this Agreement shall be made except by a written agreement executed by the Debtor and the Secured Party.

(g)
When the context so requires, words importing the singular number shall be read to include the plural and vice versa, and words importing gender shall be read with all grammatical changes necessary to reflect the identity of the parties.

(h)
This Agreement shall enure to the benefit of the Secured Party, its successors and assigns and shall be binding upon the Debtor, its personal representatives, administrators, successors and permitted assigns. If more than one Debtor executes this Agreement, the obligations of the Debtor shall be joint and several.

(i)	Time shall be in all respects of the essence of this Agreement.

53.	RECEIPT OF DOCUMENTS

(a)	The Debtor hereby acknowledges receiving a copy of this Agreement.

(b)
The Debtor hereby waives its right to receive a copy of any Financing Statement, Financing Change Statement or verification statement which may be filed by or issued to the Secured Party pursuant to the Act.

[Signatures follow on next page]

IN WITNESS WHEREOF the Debtor has executed this Agreement as of the day and year first above written.

PEACE OIL CORP.
Per:
Name: Title:

SCHEDULE "A"

54.	SPECIFICALLY DESCRIBED COLLATERAL

(a)	Serial Number Goods

Make	Model	Year of Manufacture	Serial Number
[Not applicable.]

(b)	Other

[Not applicable.]

55.	PURCHASE MONEY SECURITY INTERESTS

[Not applicable.]

SCHEDULE "B"

56.	LOCATIONS OF DEBTOR'S BUSINESS OPERATIONS

(a)	Chief Executive Office

[•]

(b)	Other Locations

[•]

57.	LOCATIONS OF RECORDS RELATING TO COLLATERAL

[•]

58.	LOCATIONS OF COLLATERAL

[Alberta.]